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                                                                   Exhibit 10.11

                            STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT ("Agreement") is made as of the 14th day of August, 1998, by and among Dover Saddlery, Inc., a Delaware corporation ("Buyer") and James F. Powers, David J. Powers and Michele R. Powers (collectively, the "Sellers" and individually a "Seller"), being all of the shareholders of Dover Saddlery, Inc., a Massachusetts corporation (the "Company").

                                    RECITALS

     Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding capital stock of the Company (the "Shares"), for the consideration and on the terms set forth in this Agreement. The parties, intending to be legally bound, agree as follows:

1.   DEFINITIONS

     For purposes of this Agreement, the following terms not otherwise defined herein have the meanings specified or referred to in this Section 1:

"AFFILIATE" - a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person, or any relative by blood or marriage or any entity in which any person has, directly or indirectly, an interest of five percent or more.

"APPLICABLE CONTRACT" - any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

"BALANCE SHEET" - any balance sheet setting forth the assets, liabilities and equity of the Company, whether in draft or final form.

"BEST EFFORTS" - the efforts that a prudent Person desirous of achieving a result would reasonably use in similar circumstances to achieve such result expeditiously having due regard for the legitimate interests of that Person's business.

"BREACH" - a "Breach" of representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any material inaccuracy in or material breach of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.


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"BUYER MATERIAL ADVERSE EFFECT" - any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Buyer Material Adverse Effect, is or is reasonably likely to be materially adverse to Buyer or the business, assets (including intangible assets), financial condition, prospects or results of operations of the Company as to be conducted by Buyer after the Closing;

"CLOSING DATE" - as defined in Section 2.3.

"COMPANY" - as defined in the Recitals of this Agreement.

"COMPANY DEBT" - with respect to the Company, (i) capitalized lease obligations, (ii) obligations pursuant to letters of credit, (iii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business payable on terms customary in the trade), (iv) obligations secured by Liens, and (v) obligations arising under any agreement, undertaking or arrangement by which the Company agrees to purchase or provide funds for the payment of, or otherwise is contingently liable upon, the obligation or liability of another person, including without limitation guarantees or comfort letters, to the extent shown on the Interim Balance Sheet, or incurred in the Ordinary Course of Business subsequent thereto.

"CONSENT" - any approval, consent, ratification, waiver, or other authorization (including Governmental Authorization).

"CONTEMPLATED TRANSACTIONS" - all of the transactions contemplated by this Agreement, including:

     (a) the transactions described in Section 2.4(d);

     (b) the execution, delivery, and performance of the Non-Competition Agreements, the Shareholders' Agreement, the Sellers' Releases, the Buyer's Releases, and the Escrow Agreement;

     (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement;

     (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Company; and

     (e) the obtaining by Buyer of senior and subordinated debt and equity capital upon substantially the terms and conditions of the term sheets from BankBoston and Citizens Capital Corporation attached as Exhibit 1 hereto (the "Term Sheets").


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"CONTRACT" - any agreement, contract, obligation, promise, or undertaking
(whether written or oral and whether express or implied) that is legally binding.

"CONTROL" - (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

"DISCLOSURE STATEMENT" - the Disclosure Statement delivered by Sellers to Buyer attached hereto and made a part hereof.

"ENVIRONMENT" - soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, rivers, streams, lakes, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"ENVIRONMENTAL LAW" - as defined in Section 3.16.

"ERISA" - the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"ESCROW AGENT" - means BankBoston, N.A., in its capacity as escrow agent under the Escrow Agreement.

"ESCROW AGREEMENT" - means that certain Escrow Agreement to be negotiated and mutually agreed upon among the parties and to be dated as of the Closing Date among Buyer, Sellers, the Company and the Escrow Agent.

"EXCHANGE ACT" - the Securities Exchange Act of 1934 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"FACILITIES" - any real property, leaseholds, or other real property interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles and rolling stock) currently or formerly owned or operated by the Company.

"GAAP" - generally accepted United States accounting principles, consistently applied.

"GOVERNMENTAL AUTHORIZATION" - any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.


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"GOVERNMENTAL BODY" - any:

     (a) nation, state, province, county, city, town, village, district, or other jurisdiction of any nature;

     (b) federal, state, local, municipal, foreign, or other government;

     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

     (d) governmental, quasi-governmental or administrative body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"HAZARDOUS ACTIVITY" - the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

"HAZARDOUS MATERIALS" - any waste or other substance that is listed, defined, designated, or classified as hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum, petroleum products and oil and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"IRC" - the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS" - The United States Internal Revenue Service or any successor agency.

"KNOWLEDGE" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

     (a) such individual is actually aware of such fact or other matter; or

     (b) except as otherwise specifically provided for herein, such individual could have reasonably been expected to discover or otherwise become aware of such fact or other matter in the course of making reasonable inquiries of those Persons likely to have knowledge concerning the subject involved.


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     A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

"LEGAL REQUIREMENT" - any federal, state, local, municipal, foreign, international, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"MATERIAL ADVERSE EFFECT" - any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, prospects or results of operations of the Company;

"NON-COMPETITION AGREEMENTS - the Non-Competition Agreements to be negotiated and mutually agreed upon among the parties and to be entered into on or about the Closing Date between Buyer and each of the Sellers.

"OCCUPATIONAL SAFETY AND HEALTH LAW" - any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

"ORDER" - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"ORDINARY COURSE OF BUSINESS" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

     (a) such action is generally consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

     (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

"ORGANIZATIONAL DOCUMENTS" - (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

"PERMITTED LIENS" - statutory liens (including warehouseman's, materialman's, and mechanic's liens) arising in the ordinary course of business for amounts not yet due and payable, liens for taxes not yet due and payable, liens securing surety, appeal and


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performance bonds in the ordinary course of business, liens in favor of customs authorities arising in the ordinary course, liens with respect to trade letters of credit, and liens with respect to zoning restrictions, easement licenses, reservations, covenants, rights of way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of the Company.

"PERSON" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"PROCEEDING" - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"RELEASE" - any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

"SECURITIES ACT" - the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"SHAREHOLDERS' AGREEMENT" - means that certain Shareholders' Agreement between the Sellers, Stephen L. Day, Jonathan A. R Grylls, David Post, Donald Motsenbocker, Thomas Gaines (for a total equity investment by such parties other than the Sellers of approximately $1,000,000, of which approximately $750,000 is anticipated to be provided by Stephen L. Day) and the equity capital provider (whose equity shall be in the approximate amounts and substantially on the terms stated in the term sheet for an equity investment attached hereto as Exhibit 1) to be negotiated and mutually agreed upon by such parties and to be dated as of the Closing Date.

"SUBSIDIARY" - any corporation with respect to which a specified Person (or Subsidiary thereof) owns a majority of common stock or otherwise has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors or otherwise direct the business and policies of that corporation.

"TAX" - any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.


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"TAX RETURN" - any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"THREAT OF RELEASE" - a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such a Release.

"THREATENED" - a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) upon the Company or the Sellers or any notice has been given (orally or in writing) to the Company or the Sellers, or if any other event has occurred or any other circumstances exist, that would lead Sellers (individually or collectively) to reasonably conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.   SALE AND TRANSFER OF SHARES; CLOSING

2.1  SHARES

Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

2.2  PURCHASE PRICE; NON-COMPETITION

     (a) The aggregate purchase price (the "Purchase Price") for the Shares will be Seventeen Million Five Hundred Fifty Thousand Dollars ($17,550,000), subject to increase as and to the extent provided in Section 2.4(b)(i), and will be paid as set forth in Section 2.4(b).

     (b) In addition to the Purchase Price, Buyer shall pay to each of the Sellers One Hundred Fifty Thousand Dollars ($150,000.00) at the Closing (i.e. $450,000 in the aggregate) in consideration of Sellers entering into the Non-Competition Agreements with Buyer.

2.3  CLOSING

The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Pepe & Hazard LLP, 150 Federal Street, Boston, MA 02110 at 10:00 a.m. EST on August 28, 1998, or at such other time and place as the parties may agree in writing.

2.4  CLOSING OBLIGATIONS


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At the Closing:

     (a) Sellers will deliver to Buyer:

          (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with such signature guarantees as may be required by Buyer's counsel for transfer to Buyer;

          (ii) releases in form satisfactory to Buyer and its counsel executed by the Sellers (collectively, "the Sellers' Releases");

          (iii) The Non-Competition Agreements duly executed by the Sellers.

          (iv) a certificate executed by the Sellers representing and warranting to Buyer that each of the Sellers' representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Statement that were delivered by Sellers to Buyer prior to the Closing Date;

          (v) a Certificate of the corporate Clerk or Assistant Clerk of the Company dated the Closing Date certifying as to true copies of all corporate action taken by the shareholders and directors of the Company relative to this Agreement and all related documents thereto, the Articles of Organization (certified by the Secretary of the Commonwealth of Massachusetts as of a recent date), and the By-Laws of the Company as amended to date, and the names, true signatures and incumbency of the officers of the Company authorized to execute this Agreement and the other documents executed or to be executed in connection herewith;

          (vi) Certificates of Corporate and Tax Good Standing of the Company from the Secretary of the Commonwealth of Massachusetts and the Massachusetts Department of Revenue;

          (vii) Resignations of officers and directors of the Company; and

          (viii) A consent of the Company's landlord, pursuant to, and as required by, the Company's lease regarding Seller's facility located in Wellesley, Massachusetts, as is required in connection with carrying out the Contemplated Transactions, together with an executed landlord's waiver and consent and estoppel letter in form satisfactory to Buyer's lenders (the "Wellesley Lease Approvals").

          (ix) Assignments of all material liabilities, contracts, intellectual property rights and the like.


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     (b) Buyer will deliver to Sellers:

          (i) the sum of Fifteen Million Eight Hundred Seventy-Five Thousand Dollars ($15,875,000.00) plus (and the Purchase Price shall be increased by) the amount of any cash and cash equivalents of the Company on the Closing Date in excess of Two Hundred Seventy-Five Thousand Dollars ($275,000.00), in immediately available funds by wire transfer to accounts designated by the Sellers;

          (ii) the sum of One Hundred Seventy-Five Thousand Dollars ($175,000.00), which shall be delivered in immediately available funds to the Escrow Agent in accordance with the Escrow Agreement;

          (iii) a number of shares of the common stock of Buyer to be determined by the parties, having an agreed-upon value on the Closing Date of One Million Five Hundred Thousand Dollars ($1,500,000.00) and having certain rights to be negotiated and agreed upon between the Buyer and the Sellers and set forth in the Shareholders' Agreement;

          (iv) the sum of Four Hundred Fifty Thousand Dollars ($450,000), in immediately available funds by wire transfer in increments of One Hundred Fifty Thousand Dollars ($150,000) each to accounts designated by each Seller;

          (v) a certificate executed by Buyer representing and warranting to the Sellers that except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date except as otherwise disclosed to Sellers;

          (vi) the Non-Competition Agreements, duly executed by Buyer;

          (vii) a Certificate of the corporate Secretary or Assistant Secretary of the Buyer dated the Closing Date certifying as to true copies of all corporate action taken by the shareholders and directors of the Buyer relative to this Agreement and all related documents thereto, the Articles of Organization Certified by the Secretary of State of Delaware as of a recent date) and the By-Laws of the Buyer as amended to date, and the names, true signatures and incumbency of the officers of the Buyer authorized to execute this Agreement and the other documents executed or to be executed in connection herewith;

          (viii) Releases of Sellers in form satisfactory to Sellers and their counsel executed by the Buyer (the "Buyer's Releases");


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          (ix) a Certificate of Good Standing of the Buyer from the Secretary of
     State of Delaware together with evidence of the qualification of Buyer to do business as a foreign corporation in the Commonwealth of Massachusetts;

          (x) Appointment of JP and DP as directors of Buyer; and

          (xi) the Shareholders' Agreement, duly executed by Day, Grylls, David Post, Donald Motsenbocker, Thomas Gaines and the equity capital provider listed in Exhibit 1.

     (c) On the Closing Date, Buyer and the Sellers will enter into the Escrow Agreement (the "Escrow Agreement") with the Escrow Agent. One Hundred Seventy-Five Thousand Dollars ($175,000.00) of the Purchase Price shall be held in Escrow by the Escrow Agent pursuant to the terms of the Escrow Agreement.

     (d) The Contemplated Transactions shall be effected with the intent of complying with Section 351(a) of the IRC. To that end the following transactions shall occur at the closing:

          (i) Sellers shall contribute certain of the Shares to Buyer in exchange for the common stock of Buyer described in Section 2.4(b)(iii);

          (ii) The other parties to the Shareholders' Agreement shall transfer property to Buyer in exchange for common stock of Buyer;

          (iii) Citizens Capital Corporation shall transfer property to Buyer in exchange for preferred stock of the Buyer;

          (iv) Buyer shall purchase the remaining shares for the cash described in Sections 2.4(b)(i), (ii) and (iv); and

          (v) After giving effect to these transactions, (1) the transferors discussed in clauses (i), (ii) and (iii) of this Section 2.4(d) will have control of the Buyer within the meaning of Section 368(c) of the IRC; and
     (2) the equity ownership of Buyer shall be substantially as set forth in the capitalization table attached hereto and made a part hereof, being subject to nominal increases or decreases. Buyer agrees that it shall not merge the Company into Buyer or otherwise liquidate Buyer for a period of two years from the Closing Note unless it shall, at any time prior thereto, receive the consent of Sellers based upon the advice of Sellers' accountants to the effect that a merger of liquidation prior to the end of such period will not cause the Contemplated Transactions to violate such
     Section 351(a).


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2.5  CLOSING DATE BALANCE SHEET

     (a) Within forty-five (45) days after the Closing Date, the Sellers shall cause the preparation and delivery to Buyer of a draft balance sheet, together with all relevant items of disclosure (the "Draft Closing Date Balance Sheet") for the Company as of the close of business on the Closing Date (determined as though the parties had not consummated the transactions contemplated in this Agreement but provided that the transaction fees and expenses of Sellers or the Company which are being paid by Buyer or the Company pursuant to Section 11.1 shall be excluded from such balance sheet). The Sellers will prepare the Draft Closing Date Balance Sheet on a basis consistent with the preparation of the Company Financial Statements (as defined herein).

     (b) If Buyer has any objections to the Draft Closing Date Balance Sheet, it will deliver a statement describing such objections to the Sellers within forty-five (45) days after receiving the Draft Closing Date Balance Sheet. Buyer, and the Sellers will use reasonable efforts to resolve any such objections themselves. If the parties do not negotiate a final resolution within thirty (30) days after Buyer has forwarded the statement of its objections, Buyer and the Sellers will retain a mutually acceptable "big five" accounting firm other than Arthur Andersen LLP to resolve any remaining objections. The Buyer will revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.5. The "Closing Date Balance Sheet" shall mean the Draft Closing Date Balance Sheet as affected by any final revisions as a result of any objections resolved pursuant to this Section 2.5. Buyer agrees that it will not raise objections to the Draft Closing Date Balance Sheet with respect to (i) any matter, the presentation of which does not conform to GAAP, if such matter is nevertheless presented in a manner consistent with the Company's past practices of presenting such matters, and if such deviation from GAAP or such presentation is not materially misleading as to the condition of the Company's business and operations; and
(ii) any matter which does not conform to GAAP, but which has the nature of such non-conformance identified in disclosures provided with such financial statements or the Disclosure Statement.

     (c) Responsibility for the fees and expenses incurred in connection with the services rendered by an accounting firm engaged pursuant to Section 2.5(b) shall be borne equally by the Buyer and Sellers.

     (d) The workpapers and back-up materials used in preparing the Closing Date Balance Sheet, and the books, records, and financial staff of the Company, and books and records of any consultants utilized in the preparation of the Closing Date Balance Sheet shall be made available to the Buyer, its accountants and other representatives, upon their request.

     (e) In the event that the Closing Date Balance Sheet shows that the cash and cash equivalents of the Company on the Closing Date was less than Two Hundred Seventy-Five Thousand Dollars ($275,000.00) before payment of expenses related to the Contemplated


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Transactions, the Sellers shall, within five (5) business days following the delivery of the Closing Date Balance Sheet, pay to Buyer the difference between $275,000.00 and the amount of such cash and cash equivalents. In the event that the Closing Date Balance Sheet shows that the cash and cash equivalents of the Company on the Closing Date was greater than Two Hundred Seventy-Five Thousand Dollars ($275,000.00) before payment of expenses related to the Contemplated Transactions, the Buyer shall, within five (5) business days following the delivery of the Closing Date Balance Sheet, pay to the Sellers, without duplication of any amounts paid pursuant to Section 2.4(b)(i), an aggregate amount equal to the difference between $275,000.00 and the amount of such cash and cash equivalents.

2.6  THIRD PARTY CONSENTS

     (a) The Company and the Sellers agree to use their best efforts to assist the Buyer in obtaining within seventy five (75) days of the Closing Date, a short term written lease, pursuant to which the Company shall be obligated to pay the same amount of rent, from the Company's landlord regarding that of the Facilities located in Holliston, Massachusetts together with such other agreements (including without limitation a landlord's waiver and consent and estoppel letter) as shall be required by the providers of senior and subordinated debt to Buyer.

     (b) To the extent that the Company's rights under any agreement, contract, commitment, lease, authorization or other asset may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Company shall use best efforts to obtain any such required consent as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the such asset in question so that Buyer would not in effect acquire the benefit of substantially all such rights, the Company, to the maximum extent permitted by law and the asset, shall, if Buyer so requests, cooperate with Buyer in any reasonable arrangement designed to provide such benefits thereunder to Buyer, including as agent of Buyer, provided that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit only to the extent Buyer would have been responsible therefor hereunder if such consent had been obtained. Nothing in this Section shall be deemed a waiver by Buyer of its right to have received on or before the Closing an effective assignment of such assets.

3.   REPRESENTATIONS AND WARRANTIES OF SELLERS

Attached to this Agreement is the Disclosure Statement divided into sections which are numbered to correspond to sections of the Agreement. Any matter which is disclosed in any particular section of the Disclosure Statement or schedules thereto, by way of qualifying the corresponding representations and warranties of this Agreement, shall be deemed to be


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disclosed in all sections of the Disclosure Statement and to qualify all of the representations and warranties contained in this Agreement, as applicable.

The Sellers jointly and severally represent and warrant to Buyer as follows:

3.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES

The Company is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted except where the failure to possess the Approvals has not had, and would not have, a Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary except where the failure to be so qualified or licensed has not had, and would not have, a Material Adverse Effect. All of the business and operations of the Company are conducted in Massachusetts through, and all of the properties and assets of the Company are owned, licensed or leased by, the Company and are located in Massachusetts. The Company does not have any subsidiaries and does not have any equity interest in, or have the right or obligation to purchase any equity interest in, any person.

3.2  CAPITALIZATION

The authorized capital stock of the Company consists of 12,500 shares of common stock, no par value (the "Common Stock"). As of the date hereof the Sellers are the owners of, and the only parties which have any claim to, all issued and outstanding shares of Common Stock, and all of such shares are validly issued, fully paid and nonassessable and are owned as set forth on the Disclosure Statement. With the exception of the Shares (which are owned by Sellers), there are no equity securities and other securities of the Company issued and outstanding. No legend or other reference to any purported encumbrance appears upon any certificate representing equity securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. Except as set forth in the Disclosure Statement there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company.

3.3  AUTHORITY RELATIVE TO THIS AGREEMENT

The Sellers have all necessary power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of the Sellers are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Sellers and, constitutes a legal, valid and binding obligation of the Sellers enforceable against the Sellers in accordance with its terms.

3.4  NO CONFLICT: REQUIRED FILINGS AND CONSENTS

     (a) Except as set forth in Section 3.4(a) of the Disclosure Statement, the execution and delivery of this Agreement by the Sellers does not, and the performance of this Agreement by the Sellers and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate any federal, state or local law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Sellers or to the Company or by which any of their properties are bound or affected, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Sellers' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any security interest, lien, claim, pledge, agreement, limitations in the Sellers' voting rights, charge or other encumbrance of any nature whatsoever (collectively, "Liens") on any of the Shares or any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Sellers or the Company is a party or by which the Sellers or the Company or their respective properties is bound or affected, except in the case of clause (ii) for any such conflicts, violations, breaches, defaults or other occurrences that do not constitute, individually or in the aggregate, a Material Adverse Effect.

     (b) The execution and delivery of this Agreement by the Sellers does not, and the performance of this Agreement by the Sellers will not (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated hereby, or otherwise prevent or delay the Sellers from performing their obligations under this Agreement, or would not constitute, individually or in the aggregate, a Material Adverse Effect, (ii) cause Buyer or the Company to become subject to, or to become liable for the payment "of, any tax (except any tax of the Buyer or Company resulting from the Contemplated Transactions); or (iii) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other governmental body.

3.5  COMPLIANCE; PERMITS

     (a) Except as disclosed in Section 3.5(a) of the Disclosure Statement, (i) the Sellers and the Company are not in conflict with, or in default or violation of any Law applicable to the Company or by which their respective properties are bound or affected which could result in a Material Adverse Effect or (ii) the Company is not in conflict with, or in default or violation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected which could result in a Material Adverse Effect.

     (b) Except as disclosed in Section 3.5(b) of the Disclosure Statement or where such failure has not had, or would not have, individually or in the aggregate, a Material Adverse Effect, the Company holds all permits, licenses, registrations, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are necessary or appropriate in order to enable it to own and conduct its business as it is now being conducted, and, to Sellers' knowledge, to occupy or lease its real property as it is now being occupied (collectively, the "Company Permits") and the Company is in material compliance with the terms of the Company Permits. The Company Permits are valid and in full force and effect and there are not pending, or, to the knowledge of the Company, threatened, any proceedings which could result in the termination, revocation, limitation or impairment of any Company Permit which could result in a Material Adverse Effect.

3.6  FINANCIAL STATEMENTS AND RELATED MATTERS

     (a) Financial Statements. Sellers have delivered to Buyer true and complete copies of (a) the unaudited, internally prepared balance sheets of the Company at July 31, 1996 and July 31, 1997 and the related statements of income for the fiscal years then ended (the "Company Financial Statements"); and (b) the Interim Balance Sheet (together with the Company Financial Statements, the "Financial Statements"). Such balance sheets fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company, at the dates indicated and such statements of income fairly present the results of operations, of the Company for the periods indicated, using the manner of accounting consistently used by the Company in prior periods, except as disclosed to Buyer in written materials delivered together with such balance sheets and statements of income. Buyer acknowledges that the Financial Statements have not been prepared in accordance with GAAP.

     (b) Accounts Receivable. The accounts receivable of the Company arising from the operation of its business and set forth on the Interim Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, are not subject to valid defenses, set-offs or counterclaims; and are, to Sellers' Knowledge, collectible, except as set forth in the

Disclosure Statement, within 90 days after billing at the full recorded amount thereof less, customer returns and customary bad debt expense.

     (c) Inventory. Except as set forth in the Disclosure Statement, all inventory of the Company, including without limitation raw materials, work-in process and finished goods reflected on the Interim Balance Sheet or acquired since the date thereof, was acquired and has been maintained in the ordinary course of business; is of good and merchantable quality; consists of a quality, quantity and condition reasonably believed to be usable, salable in the Ordinary Course of Business; is valued at reasonable amounts based on the Ordinary Course of Business of the Company during the past six months; and is not subject to any material write-down or write-off. The Company is not under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers except for returns allowed in the Ordinary Course of Business.

     (d) Books and Records. The books, records and accounts of the Company maintained with respect to its business accurately and fairly reflect, in all material respects and in reasonable detail, the transactions and the assets and liabilities of the Company. The Company has not engaged in any material transaction, maintained any bank account or used any of the funds of the Company except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and the committees of the Boards of Directors of the Company, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.7  ABSENCE OF CERTAIN CHANGES OR EVENTS

Except (i) as set forth in Section 3.7(a) through Section 3.7(n) of the Disclosure Statement and (ii) as permitted by Section 5.1, or as otherwise disclosed in writing, since April 30, 1998, the Company has conducted its business in the Ordinary Course of Business and there has not occurred:

     (a) any Material Adverse Effect;

     (b) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would require expenditures in excess of $25,000 to repair or replace;

     (c) any change by the Company in its accounting methods, principles or practices;

     (d) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable;

     (e) any sale, pledge, disposition of or encumbrance upon any assets of the Company (except (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, (iii) sales of immaterial assets not in excess of $25,000 in the aggregate, (iv) shareholder distributions and/or repayments of Shareholder Debt which, individually or in the aggregate, result in the cash and cash equivalents described in Section 2.4(b)(i) being less then $275,000 and (v) dispositions of two automobiles, one pick-up truck, and one horse trailer, all as more specifically described in the Disclosure Statement;

     (f) any cancellation of any debts owed to or held by the Company;

     (g) any execution or implementation of any employment, bonus, deferred compensation, severance or similar agreement (or amendment of any such agreement), any increase in employee welfare or retirement benefits;

     (h) any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, or any lockouts, strikes, slowdowns, picketing, work stoppages or threats thereof by or with respect to such employees;

     (i) any termination or notice of termination of any material contract, lease or agreement;

     (j) any failure to replenish the Company's inventories and supplies, to pay the Company's creditors or to collect debt or obligations owed to the Company in the normal and customary manner, or any material and adverse change in the Company's selling, pricing or advertising practices inconsistent with prior practice;

     (k) any contract or commitment for capital expenditures in excess of $25,000;

     (l) any transaction, contract or commitment to pay any legal, accounting, brokerage, finder's fee or other expenses (other than in connection with this Agreement or the transactions contemplated hereby) which are out of the ordinary course of the business of the Company and payable after the Closing; or

     (m) any commitment or agreement to undertake any of the foregoing other than in the ordinary course of business.

3.8  NO UNDISCLOSED LIABILITIES

Except as is disclosed in Section 3.8 of the Disclosure Statement, the Company has no material liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately reserved or provided for in the Financial Statements (including any related notes thereto), (b) incurred since July 31, 1997 in the ordinary course of business consistent with past practice, or (c) incurred in connection with this Agreement.

3.9  ABSENCE OF LITIGATION

Except as set forth in Section 3.9 of the Disclosure Statement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company, or any properties or rights of the Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

3.10 EMPLOYEE BENEFIT PLANS: EMPLOYMENT AGREEMENTS

     (a) Except in each case as set forth in Section 3.10 of the Disclosure Statement, (i) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the IRC, with respect to any employee pension plans (as defined in Section 3(2) of ERISA, any employee welfare plans (as defined in Section 3(1) of ERISA) or any bonus stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (collectively, the "Company Employee Plans"), which could result in any material liability of the Company; (ii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation (the "PBGC"), the IRS or the Secretary of the Treasury), and the Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or violation of, and has no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iii) each Company Employee Plan intended to qualify under Section 401
(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred to the Knowledge of Sellers which may reasonably be expected to impair such determination; (iv) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (v) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vi) the Company is not a member of or a party to any multiemployer plan within the meaning set forth in
Section 3(37) of ERISA; (vii) the Company has not incurred, or does not reasonably expect to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC, and contributions not in default to the respective plans, arising in the ordinary course), and (viii) the Company does not have liabilities for post-retirement welfare benefits, including retiree medical benefits. The Company Employee Plans are described in
Section 3.10 of the Disclosure Statement and a copy of each plan has been furnished to Buyer.

     (b) Except as described in Section 3.10 of the Disclosure Statement, the Company is not a party to or bound by any oral or written employment agreement, consulting, advisory or service agreement or deferred compensation agreement (other than agreements terminable by the Company without penalty on notice of 30 days or less) or any confidentiality agreement or covenant not to compete. No employee of the Company whose salary and bonus is reasonably expected to exceed $50,000 in the aggregate in the Company's current fiscal year or whose salary and bonus exceeded such amount in the Company's prior fiscal year has ceased to be employed by the Company (other than through death or retirement at normal retirement age) during the preceding 6-month period.

3.11 LABOR MATTERS

Except as set forth in Section 3.11 or 3.7 of the Disclosure Statement: (i) there are no claims or proceedings pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, which claims or proceedings constitute, individually or in the aggregate, a Material Adverse Effect; (ii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and (iii) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company.

3.12 [INTENTIONALLY OMITTED]

3.13 CONTRACTS

     (a) Except as set forth in Section 3.13 of the Disclosure Statement, the Company is not a party to or bound by the following (collectively, "Company Agreements"):

          (i) any consignment, distributor, dealer, manufacturer's representative, sales agency, advertising representative or advertising or public relations contract, agreement or commitment which the Company reasonably anticipates will involve the payment after the date hereof of more than $25,000 during the Company's current or next succeeding fiscal year, or which extends beyond July 31, 1999;

          (ii) any Contract, agreement or commitment regarding the sale or other disposition of products or services by the Company, or for the purchase of raw materials, products or services by the Company, which the Company reasonably anticipates will involve the receipt or payment after the date hereof of more than $25,000 during the Company's current or next succeeding fiscal year, or which extends beyond July 31, 1999;

          (iii) any guarantee or indemnification agreement for the benefit of any third party;

          (iv) any tax sharing agreements;

          (v) any employment contracts, agreements (including noncompetition agreements and confidentiality agreements), arrangements and commitments with any employees agents, representatives or distributors of the Company (other than as set forth in Section 3.10(a) of the Disclosure Statement) or any non-competition, confidentiality, secrecy, invention disclosure or assignment agreement with any other Person;

          (vi) any contract, agreement or commitment which provides for the incurrence by the Company of indebtedness for borrowed money;

          (vii) any partnership or joint venture agreement;

          (viii) any collective bargaining or other such agreement;

          (ix) any contract, agreement or commitment pursuant to which any person is granted a general or special power of attorney by the Company; or

          (x) any other contract, agreement, commitment, understanding or instrument involving payment or receipt after the date hereof of more than $50,000 in the aggregate in the current or next succeeding fiscal year of the Company and not terminable without penalty by the Company on 30 days' or less notice, or which is otherwise material to the operations of the Company.

     (b) Except as set forth in Section 3.13(b) of the Disclosure Statement,

          (i) each of the Company's leases, contracts and other agreements listed in the Disclosure Statement constitute a valid and binding obligation of the Company and, to the Company's knowledge, the other parties thereto, enforceable in accordance with its terms (subject to bankruptcy, insolvency, moratorium and creditor's rights generally and to equitable principles), and is in full force and effect;

          (ii) the Company has not been notified that it is in breach or default under any of the agreements to which it is a party which could be expected to have a

     Material Adverse Effect and, to the Company's knowledge, no other party to any of the such agreements is in material breach or material default thereunder;

          (iii) the Company has not received notice and does not have any knowledge of, nor has the Company given notice of, an intention to cancel or terminate a Contract or to exercise options or rights under a Contract which could be expected to have a Material Adverse Effect; and

          (iv) Buyer will be provided with access to true and complete copies of all company agreements, including any amendments thereto.

3.14 REAL ESTATE

     (a) The Company does not have any ownership interest in any real property other than as set forth in Section 3.14(a) of the Disclosure Statement.

     (b) All real property leased by the Company is, to Sellers' knowledge but without any investigation or inquiry by Sellers, in compliance with all applicable zoning, building, health, fire, water, use or similar statutes, codes, ordinances, laws, rules or regulations and the Company has all licenses, certificates of occupancy, permits and authorizations required to operate the Business and utilize such real property, except where failure to be in compliance with any such statute, code, ordinance, law, rule or regulation or failure to have any such license, certificate of occupancy, permit and authorization would, to Sellers' knowledge but without any investigation or inquiry by Sellers, not have a Material Adverse Effect.

     (c) The Company leases the real property set forth in Section 3.14(c) of the Disclosure Statement. The Company is not in default under any such lease and has not received notice of a default or an event of default thereunder from the landlord thereof.

3.15 TAXES

     (a) Other than as disclosed in Section 3.15(a) of the Disclosure Statement,
(i) Sellers and the Company have filed all United States federal income tax returns and all other tax returns required to be filed by them, (ii) Sellers and the Company have paid and discharged all Federal and State Taxes, including without limitation sales taxes, due in connection with or with respect to the periods or transactions covered by such tax returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which, in the case of the Company, the Company is maintaining adequate reserves, and (iii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which, in the case of the Company, Company is maintaining reserves to the extent currently required. Except as disclosed in Section 3.15(b) of the Disclosure Statement:

(i) there are no pending or Threatened tax liens on any assets of the Sellers or the Company (other than liens for Taxes not yet due and payable); and (ii) Sellers or the Company have not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the Interim Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested), and the accrual and reserves for Taxes (including deferred taxes) reflected in the books and records of the Company as of the last day of the Company's most recently completed fiscal month end are in all material respects adequate to cover all Taxes required to be accrued through such date (including interest and penalties, if any, thereon and Taxes being contested).

3.16 ENVIRONMENTAL MATTERS

Except as set forth in Section 3.16 of the Disclosure Statement, the Company:
(i) has obtained all Approvals which are required to be obtained under, and are in compliance with, all applicable federal, state, or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Laws") by the Company or its respective agents except where the failure to obtain any Approval or to comply with any Approval or any Environmental Law would not have a Material Adverse Effect; (ii) is in compliance with all terms and conditions of such required Approvals, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws, except where the failure to be in compliance would not have a Material Adverse Effect;
(iii) as of the date hereof, has no knowledge of nor has received notice of any past or present material violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued material compliance by it with Environmental Laws or which would give rise to any material common law or statutory liability, or otherwise form the basis of any material claim, action, suit or proceeding, against the Company based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) has taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company (or any of its agents) thereunder; and (v) there is not, to Sellers' knowledge but without investigation or inquiry located at any of the real property used by the Company any underground storage tank, asbestos-containing material or equipment containing polychlorinated biphenyls).

3.17 INTELLECTUAL PROPERTY

     (a) Intellectual Property Assets - The term "Intellectual Property Assets" includes the following, foreign and domestic:

          (i) the name Dover Saddlery, all fictional business names, trading names, registered and unregistered trademarks, service marks, licenses and applications used by the Company to identify itself or its own products (collectively, "Marks");

          (ii) all patents, patent applications, and inventions and discoveries that may be patentable as are owned or were developed by the Company (collectively, "Patents"); and

          (iii) all registered and unregistered copyrights and pending copyright applications in both published works and unpublished works of the Company (collectively, "Copyrights"); and

          (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"), owned, used, or licensed by the Company as licensee or licensor.

     (b) Agreements - Part 3.17(b) of the Disclosure Statement contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs under which the Company is the licensee. There are no outstanding and, to the Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

     (c) Know-How Necessary for the Business -

          (i) The Intellectual Property Assets are all those necessary for the operation of the Company business as currently conducted. Except as set forth in the Disclosure Statement, the Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, and, to the Knowledge of Seller, other equities or adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

          (ii) Except as set forth in Part 3.17(c) of the Disclosure Statement, all former and current employees of the Company have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. To the Knowledge of Sellers but without investigation or inquiry, no employees of the Company have entered into any Contract that restricts or limits in any way the scope or type of work in which those employees may be engaged or require the employees to transfer, assign, or disclose information concerning their work to anyone other than the Company.

     (d) Patents -

          (i) The Company owns no Patents.

     (e) Trademarks -

          (i) Part 3.17(e) of the Disclosure Statement contains a complete and accurate list and summary description of all Marks, which have been listed as either Class A Marks or Class B Marks. The Company is the owner of all right, title, and interest in and to or otherwise has a valid right to use each of the Class A Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims. To the Knowledge of the Sellers, the Company is the owner of all right, title, and interest in and to or otherwise has a valid right to use each of the Class B Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

          (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

          (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation proceeding and, no such action is Threatened with the respect to any of the Marks.

          (iv) To Sellers' Knowledge, there are no potentially interfering trademarks or trademark applications of any third party.

          (v) To Sellers' Knowledge, no Mark is infringed or, has been challenged or threatened in any way. None of the Class A Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party. To Sellers' Knowledge, none of the Class B Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

          (vi) The names "Dover" and "Dover Saddlery" are not and have not been registered with the United States Patent and Trademark Office. The dates of first use of each such name by the Sellers or the Company was on or about 1976 in the case of "Dover" and on or about 1975 in the case of "Dover Saddlery".

     (f) Copyrights -

          (i) Part 3.17(f) of the Disclosure Statement contains a complete and accurate list and summary description of all Copyrights pertaining to the Company's catalog or other promotional materials of significant value to the Company (the "Listed Copyrights"). The Company is the owner of all right, title, and interest in and to each of the Listed Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

          (ii) All of the Listed Copyrights have been registered and are currently in compliance with all Legal Requirements, and are valid and enforceable.

          (iii) No Listed Copyright is infringed or, has been challenged or threatened in any way. None of the subject matter of any of the Listed Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

          (iv) All works encompassed by the Listed Copyrights have been marked with the proper copyright notice.

     (g) Trade Secrets -

          (i) With respect to each Trade Secret, the documentation (to the extent it exists) relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

          (ii) The Sellers and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

          (iii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of the Company. No Trade Secret is known to be subject to any adverse claim or been challenged or threatened in any way.

     (h) Availability -

          The Company has made available to Buyer documents which accurately and completely identify as of the date hereof all material trademarks and patents (and applications therefor) with respect to which the Company owns any interest and describes the nature of such interest.

     (i) Information in Catalog - The Company has good title and/or an absolute right to use all information, pictures, likenesses, and the like used, published or otherwise set forth in its catalogs and neither this Agreement nor the consummation of the transactions contemplated herein shall interfere with or interrupt such use, publication and the like or require any consent or approval with respect thereto.

3.18 CONDITIONS AFFECTING THE COMPANY

To Sellers' Knowledge, there is no fact, development or threatened development with respect to the markets, products, services, customers, facilities, computer software, data bases, personnel, vendors, suppliers, operations, assets or prospects of the Company (collectively "Conditions") which are known to the Sellers which will have a Material Adverse Effect other than such Conditions as may affect as a whole the economy generally or other businesses similar to the Company generally, and excepting normal competitive and marketplace situations and developments. The Company has used Best Efforts to retain the services of the employees, agents, customers and suppliers of the Company who are material to the conduct of its businesses. The Company does not have any reason to believe that any loss of any key employee, agent, customer or supplier will result because of the consummation of the transactions contemplated hereby.

3.19 PRODUCT WARRANTY

Except as set forth in Section 3.19 of the Disclosure Statement, none of the Company's products manufactured (whether for sale or as a prototype) or sold prior to the date hereof are the subject of any warranty claim or, to Sellers' knowledge contain any defects or otherwise fail to meet specifications or requirements related thereto which may reasonably be expected to result in warranty claims after the date hereof, in either case in excess of $25,000 on an individual basis. Section 3.19 of the Disclosure Statement includes all warranties, made by the Company with respect to products of the Company.

3.20 EMPLOYEES, INSURANCE, BANKS, ETC.

Section 3.20 of Disclosure Statement contains a complete and correct list and, where applicable, a summary description of:

     (a) The name and current annual rates of compensation paid by the Company to each employee or agent whose annual rate of compensation (inclusive of bonuses, commissions, etc.) for the current fiscal year of the Company exceeds or is expected to exceed $50,000 and information as to the basis for, and the manner of computing, such compensation and as to any employment agreements with or commitments to any such persons.

     (b) All insurance policies of the Company (including insurance on the lives of any employees of the Company) and performance, surety and similar bonds presently in force and effect with respect to the business, operations and assets of the Company, all of which policies and bonds are validly outstanding and in full force and effect and, to the Knowledge of the Sellers, provide adequate coverage for all normal risks incident to the business of the Company. The Company has not been advised that any insurer or surety intends or proposes to cancel any such policy or bond prior to the present expiration or termination date thereof or to materially increase the applicable premium rate, rate classification or charge therefor prior to or following such expiration or termination date or is not willing to renew or extend any such policy or bond following its normal expiration or termination date.

     (c) The names of all persons, if any, holding tax, customs and other powers of attorney from the Company and a brief description thereof.

     (d) Neither the Sellers nor the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such Person and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect the ability of the Company to conduct its business. Nothing has come to the attention of the Sellers (or any individual Seller) that would lead them to believe that any director, officer, or other key employee of the Company (other than the Sellers) intends to terminate his or her employment with the Company except as set forth in Schedule 3.20(b).

3.21 TRANSACTIONS WITH THE COMPANY

Neither the Sellers, nor any Affiliate of the Sellers directly or indirectly (i) has any claim of any kind against the Company or is owed any amounts by the Company other than (a) compensation payable by the Company for its current (but not any prior) pay period, (b) amounts disclosed in the Disclosure Statement and
(c) the Shareholder Debt, (ii) is obligated to the Company with respect to monies owed, (iii) except as set forth in Section 3.21 of the Disclosure Statement, has any interest (other than as a shareholder) in the assets of the Company, whether pursuant to any lease, other agreement or otherwise, (iv) is a party to any executory agreement with the Company, (v) is an adverse party, directly or indirectly, to any litigation or other proceedings to which the Company or any of its assets are or may be subject, or (vi) except as set forth in Section 3.21 of the Disclosure Statement, owns, manages, operates, controls, is employed by or is otherwise in any manner connected with or interested in any entity with which the Company has had any material business relationships, whether as a customer, supplier or otherwise, or which has been a competitor, directly or indirectly, of the Company.

3.22 [INTENTIONALLY OMITTED]

3.23 SUPPLIERS

Section 3.23 of the Disclosure Statement sets forth (a) the names of the 10 largest suppliers from which the Company ordered raw materials, supplies, merchandise and other goods and services during the 12-month period ended on the Interim Balance Sheet date and (b) the amount for which each supplier invoiced the Company during such period. The Company has not received any notice that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services other than changes in the ordinary course of business which are not likely to have a Material Adverse Effect, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company at any time after the Closing on terms and conditions similar to those used in its current sales to the Company.

3.24 TITLE TO ASSETS; SUFFICIENCY

Except as set forth in Section 3.24 of the Disclosure Statement, the Company is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and marketable title to all of its assets. Except as set forth in Section 3.24 of the Disclosure Statement, none of its assets are subject to (a) any material title defect or objection; (b) any contract of lease, license or sale; (c) any security interest, mortgage, pledge, lien, charge or encumbrance of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise, other than Permitted Liens or liabilities set forth in the Disclosure Statement; or (d) any claim or restrictive covenant. The assets include all of the assets used in the conduct of the business of the Company and are adequate and suitable to meet all present requirements of the business as presently conducted, subject to reasonable wear and tear and the need to replace inventory in the ordinary course of business. No person other than the Company owns any equipment or other tangible assets used in the operation of die business, except for leased items disclosed in die Disclosure Statement and for items of immaterial value.

3.25 CERTAIN PAYMENTS

Neither the Company nor any director, officer, or, to Seller's Knowledge, employee or agent of the Company or any other Person associated with or acting for or on behalf of the Company have directly or indirectly (a) made any improper or illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company (ii) to pay for favorable treatment for business secured for the Company, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or (b) established or maintained any fund or asset for such purposes that has not been recorded in the books and records of the Company.

3.26 COMPLETENESS OF DISCLOSURE

No representation or warranty by the Company in this Agreement, or any schedule or exhibit hereto, the Disclosure Statement, or the certificate being delivered pursuant to Section 2.4(a)(iv), contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER

4.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Buyer is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Buyer has no subsidiaries and, after giving effect to the Contemplated Transactions will have no subsidiaries other than the Company.

4.2  AUTHORITY RELATIVE TO THIS AGREEMENT

Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer is necessary. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

4.3  NO CONFLICT, REQUIRED FILINGS AND CONSENTS

     (a) The execution and delivery of this Agreement by Buyer do not, and the performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will not and, solely with respect to Section 4.3(iii) the participation of Day in such transactions does not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Buyer, (ii) conflict with or violate any Laws applicable to Buyer or by which its respective properties are bound or affected, (iii) conflict with or violate the provisions of the non-competition agreement between Day and Petsmart, or
(iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Buyer's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by which Buyer or its properties are bound or affected, except in the case of clause (iv) for any such conflicts, violations, breaches, defaults or other occurrences that do not constitute a Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Buyer do not, and the performance of this Agreement by Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended and compliance with applicable "Blue Sky" requirements, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not (A) prevent or delay consummation of the transactions contemplated hereby, (B) otherwise prevent Buyer from performing its obligations under this Agreement, or (C) do not constitute a Material Adverse Effect.

4.4  CAPITALIZATION

After giving effect to the Contemplated Transactions including without limitation the Shareholders' Agreement and the management options described therein, (i) the authorized capital stock of Buyer will consist of common stock, no par value, (the "Common Stock") and preferred stock, no par value, substantially as required by the equity capital provider (the "Preferred Stock") and the issued and outstanding capital stock of Buyer shall be substantially as set forth in the capitalization table attached hereto and made a part hereof being subject to nominal increases or decreases, and (ii) Buyer shall not have outstanding convertible securities or options exercisable or convertible into or exchangeable for any interest in or other equity rights of the Buyer, nor shall it have outstanding any agreements providing for the issuance (contingent or otherwise) of any interests in or equity rights of the Buyer or to acquire capital stock of or convertible securities exercisable or convertible into or exchangeable for any interests or equity rights of the Buyer, except for the Preferred Stock issued to the equity capital provider and those options reserved for issuance to Stephen L. Day, Jonathan Grylls and certain other employees of the Buyer contemplated by such capitalization table and to be described by the Shareholders' Agreement.

4.5  CONDITION OF BUYER

Buyer is a newly formed corporation, organized under the laws of the State of Delaware. As of the date hereof, Buyer has not engaged in any business, acquired any assets, entered into any contracts, or taken any other actions other than those necessary for the purpose of carrying out the transactions referenced in this Agreement and in obtaining financing for such purpose.

4.6  TRANSACTIONS WITH BUYER

Neither the Buyer, nor any Affiliate of the Buyer directly or indirectly (i) has any claim of any kind against the Buyer, (ii) is obligated to the Buyer with respect to monies owed, (iii) has any interest (other than as a shareholder) in the assets of the Buyer, whether pursuant to any lease, other agreement or otherwise, (iv) is a party to any executory agreement with the Buyer, (v) is an adverse party, directly or indirectly, to any litigation or other proceedings to which the Buyer or any of its assets are or may be subject, or (vi) owns, manages, operates, controls, is employed by or is otherwise in any manner connected with or interested in any entity with which the Buyer has had any material business relationships, whether as a customer, supplier or otherwise, or which has been a competitor, directly or indirectly, of the Buyer.

4.7  COMPLETENESS OF DISCLOSURE

No representation or warranty by the Buyer in this Agreement, any schedule or exhibit hereto, or the certificate being delivered pursuant to Section 2.4
(b)(v), contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

5.   COVENANTS OF SELLERS PRIOR TO CLOSING DATE

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, unless Buyer shall otherwise agree in writing, the Company shall, and the Sellers shall cause the Company to, take the following actions;

5.1  CONDUCT OF BUSINESS BY THE COMPANY PENDING THE CLOSING

The Company shall conduct the Company's business and not take any action except in the Ordinary Course of Business and shall use all reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations subject to changes arising in the Ordinary Course of Business. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not and the Sellers shall cause the Company not to, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

     (a) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest in the Company;

     (b) sell, pledge, dispose of or encumber any assets of the Company (except for (i) sales or licenses of assets in the Ordinary Course of Business, (ii) dispositions of obsolete or worthless assets, (iii) dispositions of scrap raw materials in a manner consistent with past practice and (iv) sales of immaterial assets not in excess of $25,000 in the aggregate);

     (c) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any capital stock or debt instruments thereof, (ii) create any subsidiary as joint venture entities, (iii) incur any indebtedness for borrowed money or issue any debt securities, except for short-term, working capital and commercial paper borrowings or obligations incident to letters of credit incurred in the Ordinary Course of Business (iv) assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, (v) enter into or amend any material contract or agreement outside the Ordinary Course of Business, (vi) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $25,000 for the Company, or (vii) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(c), provided, however, that nothing herein shall restrict the Company from operating the business in the Ordinary Course of Business.

     (d)(i) increase the compensation payable or to become payable to the Sellers or, except in the Ordinary Course of Business, to employees, (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with any officer or other employee of the Company, or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

     (e) except as may be required as a result of a change in law or in order to comply with GAAP, take any action to materially change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

     (f) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations (other than in respect of income taxes);

     (g) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than
(i) the payment, discharge or satisfaction in the Ordinary Course of Business liabilities either reflected or reserved against in the Company Financial Statements or incurred in the Ordinary Course of Business or (ii) the Shareholder Debt; or

     (h) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (g) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect (except to the extent arising in the Ordinary Course of Business) or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

5.2  NO SOLICITATION

Following the date hereof, and through the earlier of the Closing or the termination of this Agreement, the Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company,
(i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, recapitalization, sale of substantial assets, sale or exchange of shares of capital stock or similar transactions involving the Company other than the transactions set forth in this Agreement (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or
(iii) agree to, approve or recommend any Acquisition Proposal.

5.3  ACCESS TO INFORMATION

Upon reasonable notice and at reasonable times and subject to Section 11.3, the Company shall afford to the officers, employees, accountants, counsel and other representatives (including without limitation Arthur Andersen LLP) of Buyer reasonable access, during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request, and shall make available to Buyer the appropriate individuals (including attorneys, accountants and other professionals) for such discussion of the Company's business, properties and personnel as Buyer may reasonably request.

5.4  CONSENTS; APPROVALS

As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Sellers will, and will cause the Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all required consents identified in part 3.4(a) of the Disclosure Statement. The Company and Buyer shall furnish promptly all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any federal, state or local governmental body in connection with the transactions contemplated by this Agreement.

5.5  NOTIFICATION OF CERTAIN MATTERS

Following the date hereof, and through the earlier of the Closing or the termination of this Agreement, the Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, upon becoming aware of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate or which may make a condition to the Closing incapable of fulfillment or which would have a Material Adverse Effect, or (ii) any failure of the Company or Buyer, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 7.2(b) or 7.3(b) unless the failure to give such notice results in material prejudice to the other party. Notwithstanding the foregoing, the sole remedy available to Buyer shall be termination of this Agreement.

5.6  FURTHER ACTION

Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

5.7  PUBLIC ANNOUNCEMENTS

Prior to the Closing, Buyer, the Company and the Shareholder shall refrain from issuing any press release or making any public statement with respect to the transactions contemplated in this Agreement Sellers and Buyer will consult with each other concerning the means by which the Company's employees, customers, suppliers, the general public and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to approve and be present for any such communication.

5.8  CONVEYANCE TAXES

Buyer and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Closing Date. The Company shall pay all such taxes and fees.

6.   COVENANTS OF BUYER PRIOR TO CLOSING DATE

6.1  APPROVALS OF GOVERNMENTAL BODIES

As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Affiliates to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Affiliate to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in Part 3.4(a) of the Disclosure Statement; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2  ACCESS TO INFORMATION

Upon reasonable notice and at reasonable times and subject to Section 11.3, the Buyer shall afford to the officers, employees, accountants, counsel and other representatives of Sellers reasonable access, during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, the Buyer shall furnish promptly to Sellers all information concerning its business, properties and personnel as Sellers may reasonably request, and shall make available to Sellers the appropriate individuals (including attorneys, accountants and other professionals) for such discussion of the Buyer's business, properties and personnel as Sellers may reasonably request, provided that Sellers or their representatives may not directly or indirectly contact any provider of senior or subordinated debt or equity capital to Buyer without the prior written consent of Buyer, it being understood that Buyer will furnish the Sellers copies of draft documents relating to such senior and subordinated debt and equity capital promptly after Buyer shall have had a reasonable opportunity to review the same.

6.3  LANDLORD'S CONSENT.

Buyer shall work together with the Company to obtain a consent of the Company's landlord as to the assignment of the Company's lease regarding that of the Facilities located in Wellesley, Massachusetts, together with an executed landlord's waiver and consent and estoppel letter in form satisfactory to Buyer's lenders.

7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     (a) Agreements. Each of the applicable parties, as the case may be, shall have entered into this Agreement, the Shareholders Agreement, the Non-Competition Agreements, the Escrow Agreement and all other documents or instruments required by this Agreement;

     (b) No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated hereby;

     (c) Closing Documents. Sellers shall have delivered to the other parties customary and usual closing documents and certificates, including without limitation an opinion of Tarlow, Breed, Hart, Murphy & Rodgers, P.C. in form and substance satisfactory to Buyer and its counsel;

     (d) Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, regardless of any updates in the Disclosure Statement, except for changes arising out of the Ordinary Course of Business which individually or in the aggregate are not materially adverse, and Buyer shall have received certificates to such effect signed by the President of the Company and by the Sellers;

     (e) Agreements and Covenants. The Company and the Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and Buyer shall have received certificates to such effect signed by the President of the Company and by the Sellers;

     (f) Consents. All notices to, consents, approvals, authorizations, certificates and waivers from third parties and governmental agencies that are required for the transfer of the Shares or that are otherwise required for the consummation of the transactions contemplated hereby upon the terms hereof shall have been obtained or provided for and shall remain in effect;

     (g) No Material Adverse Effect. There shall not have occurred any event or change in circumstances involving the Company that, individually or when taken together with all other such events or changes in circumstances, will or is reasonably likely to result in a Material Adverse Effect;

     (h) Interim Balance Sheet. Sellers shall as soon as possible deliver to Buyer an internally prepared, unaudited preliminary balance sheet, together with all relevant items of disclosure (the "Interim Balance Sheet") for the Company as of the close of business on July 31, 1998 showing the financial condition of the Company as of its date. Buyer shall have a period of five (5) business days in which to either accept or reject such Interim Balance Sheet and, if it rejects such Interim Balance Sheet, to terminate this Agreement in writing prior to the expiration of such 5-day period. Any such termination shall be without recourse to or by Buyer, Day, Grylls, Sellers, the Company and their respective Affiliates. The Sellers will prepare the Interim Balance Sheet on a basis consistent with the preparation of the Company Financial Statements (as defined herein). Without limiting any right Buyer has to otherwise reject the Interim Balance Sheet, Buyer shall have the right to reject the Interim Balance Sheet in the event the Adjusted Operating Income (defined as EBITDA plus compensation to owners plus discretionary payments) of the Company for the fiscal year ending July 31, 1998 as set forth in the Interim Balance Sheet, is materially and adversely different from the $3,000,000.00 budgeted for fiscal 1998, or the "Total Liabilities" minus transaction-related accruals and less shareholder loans and profit-sharing payables of the Company as shown on the Interim Balance Sheet are materially and adversely different from $600,000.00;

     (i) Lease. Buyer shall have received the Wellesley Lease Approvals;

     (j) Physical Inventory. Buyer shall be provided with a copy of a completed physical inventory of the Company. Buyer shall have a period of five (5) business days in which to either accept or reject such physical inventory and, if rejected, to terminate this Agreement in writing prior to the expiration of such 5-day period. Any such termination shall be without recourse to or by Buyer, Day, Grylls, Sellers, the Company and their respective Affiliates.

     (k) Litigation. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions;

     (l) Challenge to Ownership. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company; and

     (m) Legal Requirements. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under (a) any applicable Legal Requirement or Order and hereafter coming into existence, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body and hereafter coming into existence.

     (n) Shareholders Agreement and Escrow Agreement. Buyer and Sellers shall have mutually agreed to the terms and conditions of the Shareholders Agreement and the Escrow Agreement.

8.   CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

     (a) Accuracy of Representations. All of Buyer's representations and warranties in this Agreement, must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date;

     (b) Buyer's Performance, (i) The Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Sellers shall have received certificates to such effect signed by the President of the Buyer; and

          (ii) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Sections 2.2 (a) and (b) and 2.4 (b).

     (c) Consents. Each of the Consents identified in Part 3.4(a) of the Disclosure Statement must have been obtained and must be in full force and effect;

     (d) Closing Documents. Buyer shall have delivered to the other parties customary and usual closing documents and certificates, including without limitation an opinion of Pepe & Hazard LLP in form and substance satisfactory to Sellers and their counsel;

     (e) Litigation. Since the date of this Agreement, there must not have been commenced or Threatened against Sellers, or against any Person affiliated with Sellers, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions;

     (f) Buyer's Debt and Equity. Buyer shall simultaneously have closed the debt and equity transactions described in subsection (f) of the definition of Contemplated Transactions substantially on the terms described in the terms sheets attached as Exhibit 1;

     (g) Releases. Sellers shall have been or shall simultaneously with the Closing be released from (i) any guarantees provided by them on behalf of Company Debt, and (ii) liability as officers and directors of the Company (except to the extent of liability covered by Section 10 of this Agreement);

     (h) Agreements. Each of the applicable parties, as the case may be, shall have entered into this Agreement, the Shareholders' Agreement, the Non-Competition Agreements, the Escrow Agreement and all other documents or instruments required by this Agreement;

     (i) No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated hereby;

     (j) No Buyer's Material Adverse Effect. There shall not have occurred any event or change in circumstances involving the Buyer that, individually or when taken together with all other such events or changes in circumstances, will or is reasonably likely to result in a Buyer's Material Adverse Effect; and

     (k) Shareholders Agreement and Escrow Agreement. Buyer and Sellers shall have mutually agreed to the terms and conditions of the Shareholders Agreement and the Escrow Agreement.

9.   TERMINATION

9.1  TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing, be terminated;

     (a) by either Buyer or the Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

     (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by the Sellers, if any of the conditions in
Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Sellers to comply with their obligations under this Agreement) and the Sellers have not waived such condition on or before the Closing Date;

     (c) by mutual consent of Buyer and the Sellers; or

     (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 1998, or such later date as the parties may agree upon.

9.2  EFFECT OF TERMINATION

Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement, and the exercise of a right of termination will not be an election of remedies but the rights and remedies of any party upon the termination of this Agreement shall be subject to Section
10.5 hereof. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of a Breach of the Agreement by the other party the terminating party's right to pursue all legal remedies pursuant to Section 10 hereof will survive such termination unimpaired.

10.  INDEMNIFICATION; REMEDIES

10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

All representations, warranties; covenants, and obligations in this Agreement, the Disclosure Statement, supplements to the Disclosure Statement (if any), and the certificate delivered pursuant to Section 2.4(a)(iv) will survive the Closing for the period specified below.

10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

Subject to the limitations of this Article 10, the Sellers, jointly and severally, will indemnify and hold harmless Buyer and its, shareholders, officers and directors (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

     (a) any Breach of any representation or warranty made by the Sellers in this Agreement, the Disclosure Statement, or any supplements to the Disclosure Statement;

     (b) any Breach of any representation or warranty made by the Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such Breach that is disclosed in a supplement to the Disclosure Statement and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(iv);

     (c) any Breach by any Indemnifying Seller of any covenant or obligation of such Indemnifying Seller in this Agreement;

     (d) any differences between the Closing Date Balance Sheet and the Interim Balance Sheet arising from anything other than the operation of the Company by the Sellers in the Ordinary Course of Business during the period from the date of the Interim Balance Sheet through the Closing Date; or

     (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments (other than de Visscher, Olson & Allen LLC) based upon any agreement or understanding alleged to have been made by any such Person with either a Seller or the Company (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

     Subject to the limitation on remedies contained in Section 10.5 hereof, the remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the Indemnified Persons.

10.3 [Intentionally Omitted]

10.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer will indemnify and hold harmless the Sellers and, to the extent, but only to the extent, that the Contemplated Transactions do not close, the Company, and will pay to the Sellers and, as applicable, the Company (provided the Buyer shall not be required to pay duplicative Damages to both the Sellers and the Company on account of any claims made under this Section 10.4) the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement (as updated through the closing date), (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement or (c), to the extent the Contemplated Transactions have closed, any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either a Seller or the Company (or any Person acting on its behalf) in connection with any of the Contemplated Transactions and any claim by de Visscher, Olson & Allen LLC for such brokerage commissions due them and any and all claims involving Company Debt (other than Shareholder Debt).

10.5 LIMITATIONS.

Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any otherwise available right or remedy of Buyer, Sellers or the Company (or of any other Person that is one of their respective Indemnified Persons) (Buyer and any of its Indemnified Persons being collectively referred to in this Article 10 as "Buyer" and Sellers and any of their respective Indemnified Persons [which term shall include the Company for the purposes of this clause if and only if the Contemplated Transactions do not close] being collectively referred to in this Article 10 as "Sellers") at law or in equity, the parties hereto agrees on the following limitations:

     (a) Time Limitation. All claims by Buyer or Sellers seeking to recover Damages under this Agreement, or otherwise arising out or relating to the transactions contemplated hereby, must be asserted on or before the termination of the Survival Period, as defined in clause (b) below. Any claim by Buyer or Sellers to recover Damages not brought within the Survival Period shall be barred, waived and deemed null and void.

     (b) Survival of Representations and Warranties, Etc. The representation and warranties of Sellers and Buyers contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of twelve (12) months from the Closing Date (the date which is twelve (12) months following the Closing Date being referred to as the "Twelve Month Date"). Any claim for indemnification shall be asserted by an indemnified party against one or more indemnifying parties, as applicable, in writing on or before the Twelve Month Date, or such later date is permitted by clauses (i), (ii) or (iii), as applicable, of this
Section 10.5(b), or else be deemed
waived. A claim for indemnification may be asserted after the Twelve Month Date in the following circumstances and subject to the following conditions:

          (i) with respect to any matter that forms the basis for a claim that is of the type that is covered by or would reasonably be expected to be revealed in the course of a year-end financial statement audit of the Company or Buyer and the precipitating event on which the claim is based took place on or before the Twelve Month Date, then such claim shall be asserted on or before the date that is 120 days after the Twelve Month Date (provided that if Buyer's primary lender does not require Buyer to deliver audited financial statements until 120 days after the Twelve Month Date then any such claim shall be asserted on or before the date that is 140 days after the Twelve Month Date); and

          (ii) notwithstanding the first sentence of this Section 10.5(b) to the contrary, the representations and warranties contained in Section 3.15 shall survive for a period of three (3) years from the Closing Date; and

          (iii) notwithstanding the first sentence of this Section 10.5(b) to the contrary, the representations and warranties contained in Section 4.4(ii) shall survive for a period of three (3) years from the Closing Date.

The foregoing time limitations to assert a claim shall not limit a party's ability to prosecute a specific claim thereafter so long as written notice of such claim is given to the other party in writing prior to the expiration of the applicable limitation period. The respective survival periods set forth in this paragraph 10.5(b) above shall individually and collectively, as the context permits or requires, be known as the "Survival Period".

     (c) Claim Deductible. The liability of Sellers to Buyer for any Damages sustained by Buyer arising out of or connected with this Agreement or any breach of representation, warranty, covenant or agreement of Sellers contained herein, in the Disclosure Statement, or the certificate delivered pursuant to Section
2.4 (a) (iv) shall be payable by, or recoverable from, Sellers only to the extent that the aggregate amount of any such liability, loss, cost, Damage or expense exceeds the sum of $30,000 (the "Claim Threshold"). In no event shall Sellers ever be liable to Buyer for any Damages arising out of or connected with this Agreement or otherwise relating to or, arising out of the Contemplated Transactions hereby in an aggregate amount in excess of the $175,000 (the "Escrow Cap") placed in escrow pursuant to the Escrow Agreement, provided, however, that in the case of a breach of the representations and warranties contained in Section 3.15 relating to the amount of federal income tax payable by any of the Sellers or by the Company with respect to the period prior to the Closing Date, such amount shall not be subject to the Escrow Cap, but shall be limited to the lesser of the actual amount of such liability or the amount of $100,000 plus 80% of the amount of such liability in excess of $100,000, provided that any such claims are made in writing to the Sellers within three
(3) years of the Closing Date (and shall be subject to the

Claim Threshold). In no event shall Buyer ever be liable to Sellers and/or the Company for any damages arising out of or connected with this Agreement or arising out of the Contemplated Transactions in an amount in excess of $50,000, provided that Buyer's liability with respect to a breach of its representations and warranties contained in Section 4.4(ii) shall be unlimited.

     (d) Disclaimer of Consequential Damages, etc. In no instance will (i) Sellers ever be liable to Buyer or (ii) Buyer be liable to Sellers for (1) consequential or indirect damages arising out of, related to, or in any way connected to this Agreement or the transactions contemplated hereby, (2) any claims for Damages sustained by Buyer or Sellers which are not timely asserted within the Survival Period, as applicable, or (iii), in the case of liability of Sellers to Buyer, for any amounts included within a Claim or Claims as fall below the Claim Threshold.

     (e) Exclusive Remedy. Buyer and Sellers each agree that its sole and exclusive remedy for any breach of this Agreement, including without limitation, any misrepresentation, breach of covenant or warranty, or for any other Damages relating to, arising out of or otherwise connected with this Agreement or the transactions contemplated hereby, shall be the right of indemnification as and to the extent set forth in this Article 10, and in all events subject to all of the limitations herein, Buyer and Sellers waiving all and each other remedy available to it at law or in equity.

     (f) Recourse to Insurance. Buyer agrees that with respect to any claim for Damages it shall seek indemnity or reimbursement, as applicable (but shall not be required to incur fees or expenses of third parties in doing so), under any policy or policies of insurance maintained by the Company or Buyer, as applicable which provides coverage against the loss that is the subject matter of such claim, which shall not delay or otherwise affect the obligation of Sellers to satisfy their indemnity obligations under this Article 10, provided that any subsequent recovery shall be returned to the indemnifying party if the effect of such recovery would be to give to the Indemnified Party an amount in excess of the maximum indemnity coverage set forth in Section 10.5(c) in an amount equal to such excess.

     (g) Avoidance of Doubt. For the avoidance of doubt and without intending to suggest any exception to the exclusive remedies contained in Section 10.5 (e) hereof, in the event that Buyer or Sellers shall seek to recover any Damages from the other party under any theory of recovery other than indemnification as provided for in this Section 10, the parties hereby agree that the limitations and protections afforded to Sellers by the provisions of this Section 10.5 shall be equally applicable to any claim for such Damages sought to be recovered under such theory. This Section 10.5 (g) shall survive any termination of this Agreement.

     (h) Continuing Effectiveness of other Agreements. Nothing contained in this
Section 10.5 shall serve in any way to limit in amount, time or scope any claim any party hereto may have against another in connection with the continuing relations between the parties hereafter, but only to the extent arising out of the Shareholders Agreement, the Non-Competition Agreement, Escrow Agreement or any other agreement entered into by or between the parties after Closing.

10.6 ESCROW

Upon notice to the Sellers specifying in reasonable detail the basis for any claim under this Section 10, and the amount thereof, Buyer shall simultaneously give notice of such claim under the Escrow Agreement.

10.7 PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS

     (a) Promptly after receipt by an indemnified party under Section 10.2, or
Section 10.4 of notice of the assertion of any claim or the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnified party of its indemnification obligations hereunder, except to the extent that (i) the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such prompt notice or (ii) notice of such claim is given after the expiration of the Survival Period, as extended as provided above.

     (b) If any Proceeding referred to in Section 10.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements by the Indemnified Party or any violation by the Indemnified Party of the rights of any Person and no effect on any other claims that may be made against the indemnified party, (B) the sole relief against any indemnified party provided is monetary damages that are paid in full by the indemnifying party, and (C) the indemnified party is given a complete release from such claims and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     (d) The Indemnifying Parties hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought by a third party against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on the Indemnifying Parties with respect to such a claim anywhere in the world.

     (e) With respect to tax matters relating to the periods prior to the Closing, Buyer agrees to promptly provide Sellers with a copy of all communications from the Internal Revenue Service and any state taxing authority regarding federal or state income tax matters applicable to any taxable period preceding the Closing Date. Buyer agrees that Sellers will have the authority and responsibility to resolve any tax matter in its discretion, provided that any resolution which could have an adverse financial impact on the Buyer shall require the written consent of the Buyer, which shall not be unreasonably withheld, unless Sellers agree to hold the Buyer harmless therefrom and Buyer determines to accept such "hold harmless". The other party shall be notified of, and shall have the right to attend, any meeting between the responsible party and any such taxing authority and to participate in any telephone conference or discussions among such parties. Buyer agrees that it will not amend any pre-closing tax return filed by or on behalf of the Company in a manner that would have an adverse financial impact on the Sellers without the written consent of the Sellers.

10.8 PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.  GENERAL PROVISIONS

11.1 EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants, provided that the fees of de Visscher, Olson & Allen LLC and the reasonable fees and expenses of Tarlow, Breed, Hart, Murphy & Rodgers P.C. shall be paid at closing by Buyer without reduction of the Purchase Price. Sellers will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement except as otherwise permitted by this Agreement.

11.2 POST-CLOSING CONSULTING AND BENEFITS

     (a) Each Seller will be paid a salary by Buyer of $6,250.00 per month for the three months following the Closing Date. If Buyer requests the services of any Sellers following such three- month period, Buyer shall pay each such Seller a consulting fee of $750 per day for the actual number of days on which such Seller's services are utilized by Buyer

     (b) Following the Closing Date, each of the Sellers will be entitled to purchase, and Buyer shall sell or cause the Company to sell to each of the Sellers, any and all goods sold by the Company or Buyer from the Company or Buyer at the Company's or Buyer's cost strictly for Seller's private use, provided that any subsequent resale of such goods by a Seller during the term of the Non-Competition Agreements shall constitute a breach of such Seller's Non-Competition Agreement. In addition, for so long as a Seller is a member of the Board of Directors of Buyer or is a party to the Shareholders' Agreement, Buyer or Company shall, if requested by such Seller, provide medical and other benefits to such Seller consistent with those provided to senior managers of Buyer or its Affiliates and/or the Company.

11.3 CONFIDENTIALITY

Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others free from any duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions and then only upon the consent of Sellers, which consent shall not be unreasonably withheld, or (c) the furnishing or use of such information is required by legal proceedings and the party has sought and obtained a protective order reasonably satisfactory to the other party thereto.

If the Contemplated Transactions are not consummated, each party will return such information as the other party may reasonably request and the provisions of this Section 11.3 and the provisions of that certain agreement regarding confidentiality between the parties evidence in a certain letter dated March 31, 1998 from James A. Murphy to Stephen L. Day, shall continue to be binding on, and observed by, all parties notwithstanding the termination of this Agreement.

11.4 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     Buyer:     Dover Saddlery, Inc.
                c/o Blue Grass Investments
                Suite 200
                75 Gilcreast Road
                Londonderry, NH 03053
                Attention: Stephen L. Day, President
                Telephone: (603) 421-1783
                Facsimile: (603) 434-2646
                E-Mail: toad@bit-net.com

     with a     Pepe & Hazard LLP
     copy to:   Goodwin Square
                Hartford, CT 06103
                Attention: James C. Schulwolf, Esq.
                Telephone: (860) 241-2684
                Facsimile: (860) 552-2796
                E-Mail: jschulwolf@pepehazard.com

     Sellers:   James F. Powers
                97 Dedham Street
                Dover, MA 02030
                Telephone: (508) 785-2416
                Facsimile: (508) 785-0411

                David J. Powers
                50 Springdale Avenue
                Dover, MA 02030
                Telephone: (508) 785-2894

                Michele R. Powers
                157 Center Street
                Dover, MA 02030
                Telephone: (508) 785-0210

     with a     Tarlow, Breed, Hart, Murphy & Rodgers, P.C.
     copy to:   21 Custom House Street
                Boston, MA 02110
                Attention: William R. Rodgers, Esq.
                Telephone: (617) 261-7600
                Facsimile No: (617) 261-7673
                E-Mail: tbhmr@tiac.net

11.5 DISPUTE RESOLUTION/ARBITRATION

Buyer and Sellers shall make a good faith effort to resolve all disputes arising from this Agreement, including but not limited to questions regarding its existence, validity, or termination. Such efforts shall include but not be limited to the engagement of a qualified mediator to assist in settlement discussions.

In the event the Parties are unable to settle any controversy hereunder then any dispute or claim arising under or relating to this Agreement shall be determined by arbitration in accordance with rules and procedures of the American Arbitration Association applicable to commercial disputes. There shall be a single arbitrator and the place of arbitration shall be Boston, Massachusetts. Any award or determination shall be final, binding and conclusive upon the parties and an award rendered may be entered in any court having jurisdiction thereof. Each party shall bear the cost of its own expenses relating to the arbitration, unless otherwise determined in the arbitration proceedings.

11.6 FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7 WAIVER

Except as provided in Section 10.5 the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, nor will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated June 10, 1998) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.9 DISCLOSURE STATEMENT

In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Statement (other than an exception expressly set forth as such in the Disclosure Statement), the statements in the body of this Agreement will control.

11.10 ASSIGNMENT, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Subject to Section 10.5, no party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to (i) any Subsidiary of Buyer and (ii) any lender of Buyer. Without limiting the generality of the foregoing, Sellers hereby specifically acknowledge and consent to the collateral assignment by Buyer of its rights under this Agreement, including without limitation its rights under Section 10 hereof, to BankBoston N.A., and any successor thereto. This Agreement is personal to Buyer and may not be transferred or assigned except as expressly stated herein. Subject to the preceding, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this

Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their permitted successors and assigns.

11.11 SEVERABELITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.12 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Sections or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding word or terms.

11.13 GOVERNING LAW

This Agreement will be governed by the laws of The Commonwealth of Massachusetts without regard to its conflicts of laws principles.

11.14 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which when taken together, will be deemed to constitute one and the same agreement.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                  SELLERS:

DOVER SADDLERY, INC.


By: /s/ Stephen L. Day                  /s/ James F. Powers
    ---------------------------------   ----------------------------------------
Name: Stephen L. Day                    James F. Powers
Title: President


                                        /s/ David J. Powers
                                        ----------------------------------------
                                        David J. Powers


                                        /s/ Michele R. Powers
                                        ----------------------------------------
                                        Michele R. Powers

                                      FINAL

                               DISCLOSURE SCHEDULE

     Disclosure Schedule to the Stock Purchase Agreement ("Agreement") is made as of the 14th day of August, 1998, by and among Dover Saddlery, Inc., a Delaware corporation ("Buyer") and James F. Powers, David J. Powers and Michelle
R. Powers (collectively, the "Sellers" and individually a "Seller"), being all of the shareholders of Dover Saddlery, Inc. a Massachusetts corporation (the "Company").

     This Disclosure Schedule is divided into sections which are numbered to correspond to sections of the Agreement. Cross-references set forth herein (e.g., Sec Section ...) are cross -references to other sections of this Disclosure Schedule. Notwithstanding anything to the contrary contained in the Agreement and notwithstanding any cross-references in any section hereof (which cross-references are offered only for the convenience of the reader), any matter which is disclosed in any particular section of or exhibit to this Disclosure Schedule, or in any other schedule or exhibit to the Agreement, shall be deemed to be disclosed in all sections of the Disclosure Schedule and in all schedules and exhibits to the Agreement, as applicable, and shall serve to qualify all of the representations and warranties of Sellers contained in the Agreement. Any capitalized term not defined herein shall have the meaning assigned to it in the Agreement. The inclusion of any disclosures or information in this Disclosure Schedule or any other schedule or exhibit which goes beyond the requirements of the Agreement therefor are offered for informational purposes only and shall not form the basis for any inference that such disclosures or information constitute a complete listing of information of a similar nature which is not required by the terms of the Agreement to be disclosed.

                             Schedule No. Disclosure

3.1 ORGANIZATION     State of Incorporation - Massachusetts

                     Foreign qualifications - none.

                     Except for goods in transit, all assets of the Company are kept in Massachusetts

3.2 CAPITALIZATION   In October, 1989, the company experienced a fire during
                     which its corporate records were destroyed. No corporate records exist for periods prior to that date.

                     In December 1989 the Company, acting by the unanimous approval of all directors and shareholders voted to recapitalize the Company's capital stock. The recaptialization authorized 112,500 shares of no par value common stock, of which 56,250 shares are Class A Voting and 56,250 shares Class B Non-Voting (the "Recapitalization"). The Articles of Amendment implementing this recapitalization was never filed with the Massachusetts Secretary of State, although both the Company and all of its shareholders have always acted as if it had been filed. Only in connection with the review of corporate records and state filings was this oversight noted. The Company and Sellers intend to cause new articles of amendment to be filed consistent with, and on the same terms as, the 1989 documents and to otherwise ratify and confirm all of the actions then taken and subsequently taken in reliance on the Recapitalization, notwithstanding that the articles of amendment were never filed. Pursuant to the Recapitalization, and treating it as if it were properly accomplished by the filing of said articles of amendment, there are 54,000 shares issued and outstanding, of which:

                     J. Powers owns 12,000 shares of voting stock and 12,000 shares of non-voting stock;

                     D. Powers owns 12,000 shares of voting stock and 12,000 shares of non-voting stock;

                     M. Powers owns 6,000 shares of such non-voting stock.

                     There are no other shares of stock outstanding nor are there any other shareholders. By accepting this Disclosure Statement, Buyer agrees that Sellers and Company may take such steps as are necessary or appropriate to ratify and confirm the Recapitalization and the record ownership of the Company's outstanding stock, as set forth above.

                     There are currently two (2) Stock Purchase Agreements among the Sellers, creating rights of purchase with respect to the Company's stock. Both are dated December 22, 1989, and the first is among James Powers, David Powers and Cecilia Powers, and the second is among James Powers, David Powers and Michelle Powers. All stock certificates bear a legend as to the existence of restrictions on transfer arising from such agreements, as applicable.

3.4 NO CONFLICT      Sellers hereby disclaim any and all representations or
                     warranties concerning the tax implications to the Company arising out of the Contemplated Transactions.

                     Transfer of the Wellesley lease requires consent of the landlord.

                     See Section 3.13

3.5 COMPLIANCE;
    PERMITS

3.6 (a) FINANCIAL    See Arthur Anderson Agreed Upon Procedures Report for Blue
    STATEMENTS AND   Grass Investments and Chase Capital Partners, draft dated
    RELATED MATTERS  July 20, 1998 (the "AA Report").

                     See Exhibit 3.6(a) attached hereto and incorporated herein for a description of various adjustments made to the Interim Financial Statements and other disclosures concerning the Financial Statements.

3.6 (B) ACCOUNTS     See Section 3.6(a), above
    RECEIVABLE

                     AMEX - $30,772.84 of accounts receivable due from American Express which were included in amounts owed from such party, as reflected in the 1997 statements, were erroneously included. The 6/30/98 statement reflects the proper accounts receivable balance due from AMEX after a prior year write-down adjustment for such erroneous amount.

                     Accounts past 30 days - The company, in the Ordinary Course of Business, has allowed certain long-time customers to purchase merchandise on payment plans. These customers, who include Tom Waters, David Olynick (Equestrian Enterprises) & Skip Bellingham, are charged an agreed upon fixed amount, not less than $100 per month, which is applied against the balance of their individual accounts. As of 7/31/98, such outstanding amounts were:
                     Equestrian Enterprises - $122.28
                     Tom Waters - $645.92
                     Skip Bellingham - $1,370.04

                     Dressage Today, recently acquired by Cowles Publications, currently, owes $2,033.95 for a list rental and has affirmed its payment obligations. Payments seem delayed due to ownership change.

                     Accounts Receivable include a note receivable from an employee named Kimberly Kavanagh in the amount of $8,917, dated 12/96 and payable monthly over 10 years.

36(C) INVENTORY      See Section 3.6(a), above

                     The Company follows a liberal, full return policy - unlimited right to return products except as otherwise described in Section 3.19.

                     Due to an error in the inventory software, the Company occasionally revalued its entire inventory of a particular item whenever the cost of replacement goods taken into inventory changed. Research has shown that, due to the high rate of inventory roll-over, the valuation of the merchandise in stock was not materially misleading.

                     Unrecorded assets - The Company, in the Ordinary Course of
                     Business, accumulates off record inventory items as a result of returned goods and discontinued merchandise, which are removed from inventory and which are periodically offered at sale prices. The current value of this off-record merchandise (which is not included in the Interim Balance Sheet) is estimated to be approximately
                     S40,000.

                     The Sellers and their families in the Ordinary Course of Business, periodically obtain products from inventory at no cost for evaluation purposes.

3.6(D) BOOKS AND     The Company's minute books and stock ledgers have not
       RECORDS       always been kept up to date or on a current basis, although the board of directors and shareholders have periodically
                     met as required by its bylaws.

                     In October, 1989, the company experienced a fire during which its corporate records were destroyed.

3.7  CERTAIN         (c) See Section 3.6(a) and (c), above
     CHANGES
     (A)-(N)

                     (d)  See Section 3.6, above

                     (e) The Company recently sold a 1986 BMW in need of substantial repairs for $1,500. Further, the Company owns a 1990 BMW, and 1995 GMC pick up truck, and a 1995 horse trailer, which are to be distributed to Sellers prior to closing. The trailer was paid for with personal funds of Jim Powers and was titled in the name of the Company for convenience. See, also,
                          Section 3.21.

                     (g) The Company recently repaid $660,000 in shareholder loans and also paid year end bonuses to the Sellers.

                     See Section 3.6(c), above.

3.8  UNDISCLOSED     See Section 3.6(a), above
     LIABILITIES

                     Interim Balance Sheet does not include all accruals for costs of the transactions contemplated by this Agreement.

3.9  LITIGATION:     See Section 3.17
     CLAIMS
                     See Section 3.19

                     Approximately two years ago the company changed catalog prep houses. Digital Media, Inc. ("DMI"), the former prep house, was paid all bills due them, and the Company requested the return of its archived catalog images in DMI's possession. DMI subsequently attempted to bill the Company $10,000 for the return of the archived images. The
                     Company refused payment, and later received a demand letter dated June 16, 1997, from DMI's attorney. Dover refused payment and has not been contacted by DMI or counsel for DMI since that time.

3.10 EMPLOYEE        (a)  See Company's Profit Sharing Plan;
     BENEFIT
     PLANS;
     EMPLOYEES

                          Tufts Health Plan - "Value Plan" available to all full time employees, subject to customary waiting period.

                     (b)  Sec Section 3.20

                          From time to time in the Ordinary Course of Business, the Company contracts out catalog production services with independent contractors. Invoices are received from these independent contractors based on hours worked.

3.11 LABOR MATTERS

3.13 CONTRACTS       Letters of credit are purchased from time to time in the
                     Ordinary Course of Business.

                     Agreement with Customer broker, Radix Group International

                     Long lead purchase order placed with Cavalry Marketing Ltd.
                     for horse blankets expected to be delivered from August through November, 1998, aggregating $365,941.16, of which $257,288 has been paid.

                     NBC America phone system lease

                     Pitney Bowes leases (meter, scale and associated equipment);

                     Foreign Currency Hedging Agreement with Thos. Cook Currency
                     Services, Inc. Dated January 29, 1993

                     IRS Form 2848 Power of attorney granted to Janet Emmons,
                     Future Planning Associates, Inc. by Dover Saddlery, Inc.
                     Profit Sharing Plan, circa 1991

                     2 maintenance contracts with General Automation for computer equipment.

                     Telephone long distance contract with Frontier
                     Communications, dated 11/15/96.

                     Merchant Agreements with credit card companies, including
                     American Express, Mastercard, Visa and Discover.

                     Copier Maintenance agreement for year-ending 10/21/98, $895 total, with Duplitron.

                     dcVisscher & Co. Engagement Letter dated March 31, 1998.

                     As of a recent date, the following is a list of Purchase
                     Orders over $25,000 still outstanding:

                     Horsewares Ireland      $ 50,082.65     9/1/98
                     Horsewares Ireland      $ 67,916.50    10/1/98
                     Horsewares Ireland      $ 58,327.05    11/1/98
                     Horsewares Ireland      $ 39,983.10    12/1/98
                     Horsewares Ireland      $ 20,254.25   12/30/98
                     Devonaire               $ 25,479.00     9/1/98
                     Ariat                   $ 49,670.25   1/2 shipment 9/30/98
                                                           1/2 shipment 11/30/98

                     EFI/Cavalry Marketing   $ 51,605.40     9/1/98
                     EFI/Cavalry Marketing   $ 69,546.80    9/15/98
                     EFI/Cavalry Marketing   $ 57,019.00    9/15/98
                     EFI/Cavalry Marketing   $ 41,137.15    9/15/98
                     EFI/Cavalry Marketing   $ 34,308.28    9/30/98
                     EFI/Cavalry Marketing   $ 67,306.15   10/15/98
                     EFI/Cavalry Marketing     45.018.38    11/1/98
                                             -----------
                     TOTAL                   $365,941.16*
                                             ===========

                     * As of 7/31/98, the Company has prepaid $257,288 of the EFI total.

                     See Section 3.20

                     See Section 3.14

3.14 REAL ESTATE     Leases at 41 Pope Road, Holliston, consisting of 10,000 sq.
                     ft. in Building 6 and 17,500 sq. ft. in Building 7 and one
                     lease at 591-595 Washington Street, Wellesley. [NB: tenancy at will in both Holliston locations]

3.15 TAXES           The Company's anticipated tax liability for FY 1998, has
                     been increased in connection with the repayment of the
                     $660,000 in shareholder loans referred to above

                     See Sections 3.4 & 3.6, above

3.16 ENVIRONMENTAL
     MATTERS

3.17 INTELLECTUAL    Sellers have never performed any intellectual property
     PROPERTY        infringement or validity searches on its Intellectual
                     Properties, so, except in regards to the trade name "Dover
                     Saddlery" and the copyrights listed at Section 3.7(f), all representations and warranties concerning title are made on a best knowledge basis, but without investigation or
                     inquiry of anyone outside of the Company.

                     (b): Agreements - Royalties Paid/Received - The Company, in
                          the Ordinary Course of Business, routinely rents mailing lists for catalog distribution from a variety of sources. These rentals are accomplished through purchase orders for each rental.

                     (c)(i): In producing and distributing its catalogs, the
                          Company routinely purchases in the Ordinary Course of Business the right to use images owned by others.

                     (c)(ii): The Company does not have any agreements of this
                          type with its employees

                     (c)(i): Trademarks - Although the Company uses a variety of words and names in the Ordinary Course of Business in connection with its sale of products, and which may amount to trademarks under law, none of the words or names used by the company are registered trademarks.
                          The following names and words are currently used by the Company in connection with the sale of certain products:

                          CLASS A MARKS: Dover Saddlery

                          CLASS B MARKS:
                          Riding Sport (Breeches and Clothing)
                          The Circuit (Riding Hat and Saddles)
                          Premier 1 (Saddle)
                          International (Saddle)
                          Proride (Saddles)
                          Warendorf (Saddle)
                          Hanover (Saddle)
                          Rider's International (Saddle Pads)
                          Showmark Bridlework (Bridlework)
                          Wellington Bridle Collection (Bridlework)
                          Dover/Made in England (Bridlework)
                          Crown Bridlework (Bridlework)
                          Suffolk International (Bridlework)
                          Rider's Horse Clothing International (Horse Clothing)
                          Classic Ironsides (Horse Clothing)

                     The company routinely issues notices and warnings to third parties using what the Company believes to be proprietary materials of the Company; similarly, the Company periodically receives notices from third parties objecting to the Company's use of trademarks or tradenames claimed to be owned or controlled by others; it is the Company's policy to respect third party rights and upon learning of any third party claims to cease and desist any offending use; at present, there are no claims pending by or against the Company.

                     (f) The Company, in the Ordinary Course of Business, has routinely copyrighted material appearing in its catalogs. It has been the Company's intention to copyright all such materials.

                     The following is a list of copyrights filed by the Company:

                     1.   Main Catalog - 1980 through 1998 (missing 1983)

                     2.   Sale Catalog - 1987 through 1998 (missing 1989, 1990,
                          1991, 1994, 1995)

                     3.   Fall/Winter Catalog - 1987 through 1997 (missing 1989,
                          1991)

3.18 CONDITIONS      The Company has not yet re-programed or upgraded, as
     AFFECTING       applicable, it computer systems to be "Year 2000" compliant nor has it accrued any expense for such purpose, although the Company has spoken on a very preliminary basis with one of the Company's software providers. The Company currently expects to address the year 2000 issue in due course after Closing.

3.19 PRODUCT         Roxana Tinoco claim: The Company has received a $10,000
     WARRANTY        claim for damages allegedly sustained when reins sold by
                     the Company supposedly broke in the course of a competitive event. The rider neither fell nor suffered any physical
                     injuries. This claim was referred to Kemper Insurance, who has refused settlement. Kemper has indicated that it will
                     defend the Company should formal legal proceedings be
                     commenced by this individual.

                     Customer return policy, the Company accepts customer returns without question or limitations, satisfaction guaranteed except as indicated below.

                     Warranties - the Company's warranties are limited to the description of its product in each catalog and a policy of assuring customer satisfaction with every purchased product.

                     Although the phrasing of the Company's warranties may have changed slightly over the years, the following warranty language appears in the 1998 catalog and is representative of statements of warranty offered by the Company:

                          "SATISFACTION GUARANTEED - We stand behind the quality and value of our products, outfitting both horse and rider for any level of competition and riding. We want you to have the most satisfying and rewarding riding experience."

                          "DOVER'S CUSTOMER SATISFACTION GUARANTEE - We stand behind the quality of our products. If you are not satisfied with your purchase, simply return it and we will refund, replace or exchange it for you. *

                          * We cannot accept personalized or custom items for return.

                          *    Saddles are returnable, if our saddle
                               instructions are followed closely."

                     EPC, Inc, product recall - the Company has been notified of a nationwide product recall by Equestrian Products
                     Company, Inc. (a/k/a "EPC"), a wholesaler, due to complaints received about a bit sold by EPC to the Company for resale. The Company and, upon information and belief
                     EPC, contacted the approximately 49 customers of the Company who purchased the product in question. Fliers regarding this recall were also displayed at the Company's stores. No claims have been filed against the Company regarding this product or the recall thereof.

3.20 EMPLOYEES,      See disclosures at Section 3.18 and 3.14
     INSURANCE,
     BANKS, ETC.

                     (a)  James F. Powers:      $177,000/yr.
                                                + discretionary bonus

                          David J. Powers:      $177,000/yr.
                                                + discretionary bonus

                          Michelle R. Powers:   $86,326/yr.
                                                + discretionary bonus

                          Kimberlee Kavanagh:   $53,000/yr.+ bi-annual bonus
                                                dependant on company and
                                                employee performance (average
                                                total pay: $83,000/yr.)

                          Susan Lavery-Buck:    $50,000/yr. with 3 month
                                                increase of $5,000 and 6 month
                                                increase of $5,000 (total
                                                standard pay: $60,000/yr.);
                                                employee hire date 5/11/98.

                      PROJECT DRESSAGE - EQUITY INVESTMENTS

                                                        FULLY DILUTED
                                                     ------------------
                                          $ Value      Number     Cost/   Value/    Total $
                                          Invested     Shares     Share    Share    Earnings    IRR %
                                         ---------   ----------   -----   ------   ---------   ------
Equity Investment
      Purchased Stock
   11   Stephen Day                        750,000      492,000    1.52    8.57    3,467,750   45.96%
   12   Jonathan Grylls                     50,000       32,800    1.52    8.57      231,183   45 96%
   13   Dave Post                          100,000       65,600    1.52    8.57      462,367   45.96%
   14   Don Molsenbockar                    50,000       32,800    1.52    8.57      231,183   45.96%
   15   Thomas Gaines                       50,000       32,800    1.52    8.57      231,183   45.96%
   16   Venture Capital                  1,000,000      656,000    1.52    8.57    4,623,667   45.96%
   17

      Founders Stock
   18   Stephen Day                              0      172,800    0.00    8.57    1,481,356
   19   Jonathan Grylla                          0      115,200    0.00    8.57      987,571

Rolled-Over Equity
      Purchased Stock
   21   James Powers                       675,000      540,000    1.25    8.57    3,954,238
   22   David Powers                       675,000      540,000    1.25    8.57    3,954,238
   23   Michelle Powers                    150,000      120,000    1.25    8.57      878,720
   24
   25   Other                                    0

Subordinated Debt
   31   Subordinated Debt Warrants               0      350,000    0.00    8.57    3,00O,432

Management Stock Options
   41   Total Management Stock Options           0      350,000    0.00    8.57    3,000,432

ASSUMPTIONS
Total Shares Issued                                   3,500,000
Shares Valued in Year                                         5
Equity Value in Above Year                           29,566,821
Income from Excise of Stock Options           1.25      437,500
Final Stock Value                                    30,004,321
Final Share Value                                          8.57

*    Notes on Management Stock Options

     - The Stock Options would be vested over 5 years, and earned as annual EBIT budgets are achieved.

          - No Stock Options would be granted in a year when EBIT was less than 75% of budget

          - Between 75% and 100% of the annual EBIT budget, 50% to 100% of the Stock Options would be awarded on a pro-rata basis

     - The Stock Options would have an exercise price of $1.25 per share - the initial value at closing

Blue Grass
Investments                                                            Illegible

             OUTLINE OF DOVER'S STOCK OPTION PLAN FOR KEY EMPLOYEES

TYPE OF PLAN:-       Qualified

AMOUNT OF EQUITY:-   10%

DISTRIBUTION:-       Key Employees     5%
                     Stephen Day       3%
                     Jonathan Grylls   2%

VESTING SCHEDULE:-   -    20% each year for 5 years if EBIT budgets are met
                     -    Accelerated if Company sold.

AWARD SCHEDULE:-     -    Options must be earned each year by meeting EBIT
                          targets
                     -    20% of pool will be eligible to be earned each year

EBIT TARGETS:-       -    Set annually by the Board, but generally consistent
                          with the present plan, but modified by future acquisitions and other developments.
                     -    No stock options to be awarded when the company does
                          not achieve at least 75% of the EBIT budget.
                     -    Between 75% and 100% of the annual EBIT budget, then
                          50% to 100% of the stock options will be awarded on a pro-rata basis.

EXERCISE PRICE:-     -    Stock Options would have an exercise price of $1.25
                          per share.

                                 EXHIBIT 3.6(A)
                               GAAP DISCLOSURES &
                         PRO FORMA INTERIM BALANCE SHEET

     The Company's financial statements are unaudited and internally prepared and do not contain all of the disclosures and accounting classifications that financial statements prepared under Generally Accepted Accounting Principles would include.

     The Pro Forma Interim Balance Sheet estimated as of July 31, 1998 includes certain adjustments that are made at each year end on a basis consistent with prior practices. The following lists the adjustments made to the estimated July 31, 1998 financial statements that a) have been made in prior years, and b) have not been made in prior years:

A) ADJUSTMENTS MADE IN PRIOR YEARS

-    Record depreciation expense

-    Accrual for estimated Federal and State taxes payable

-    Other miscellaneous items posted and reclassified

-    Record interest expense and payments on any Shareholder loans payable

-    Adjustments for accrued payroll

- Adjustments for shareholder and key employee accrued bonuses and taxes thereon

-    Adjustments for accrued profit sharing

-    Accruals for federal state and excise taxes

B) ADJUSTMENTS NOT MADE IN PRIOR YEARS -- MADE ON THE INTERIM BALANCE SHEET

-    Provide an allowance for uncollectable trade accounts receivable

-    Adjust accounts receivable to actual, realizable amounts

-    Record allowance for estimated inventory shrinkage and slow moving items

- Accrual of earned wages and salary for the pay period, not paid until after FYE

-    Accrue transaction advisory fees and expenses

-    Accrual of legal costs for transactions services provided

-    Repayment of shareholder loans as of July 31, 1998

-    Other miscellaneous items posted and reclassified

-    Distribution of two vehicles to shareholders

                              DEPARTURES FROM GAAP

The following represent the primary departures from GAAP for the Pro Forma Interim Balance Sheet.

DEPRECIATION: Historically, depreciation expense has been recorded on the income tax basis of accounting which includes expensing fixed assets under IRS Section 179.

SALES RETURNS ALLOWANCE: No allowance has been made to reflect an estimate of sales returns.

DISCLOSURES: All of the footnote disclosures and GAAP accounting classifications traditionally accompanying GAAP prepared financial statements have not been made.

                                                                EXHIBIT 3.20(b)I

SUMMARY OF INSURANCE        Prepared Illegible                            Page 1
For. Dover Saddlery Inc.    Illegible
     Attn: James Powers     P.O. Box Illegible
     P.O. Box 5837          10 Union Street
     Holliston, MA          Natick, MA
     01746                  01760              Illegible-1202

Illegible                                   Amount      Company                     Policy No.    Illegible   Illegible   Premium
---------                                   ------      -------                     ----------    ---------   ---------   -------
Business Owners Policy                                  Kemper National Insurance   7RF203839C2   03/14/98    03/14/99    13890.00
                                                        Co.
Location 1 :

595 Washington Street Welleslay, MA 02151

Personal Property Amount                      341,000

Deductable   250
Valuation RC

Location 2 :

a Chestnut Holliston MA 01746

Personal Property Amount                       12,600

Deductable   250
Valuation RC

Location 3 :

Pope Road Holliston, MA 01746

Personal Porperty Amount                    1,000,000

Deductable   250
Valuation RC

Liability Limits
General Aggregate                           2,000,000
Illegible                                   2,000,000
Illegible & Advertising                     1,000,000
Each Occurence                              1,000,000
Illegible                                     100,000
Illegible                                      10,000

Additional Coverages
   Extra Expense                            Illegible
   Valuable Papers                             15,000
   Accounts Receivable                         25,000
   Illegible                                   15,000

SUMMARY OF INSURANCE      Prepaired Illegible                             Page 2
   Dover Saddlery Inc.    Illegible
   Attn: James Powers     P.O. Box 645
   P.O. Box 5837          10 Union Street
   Holliston, MA          Natick, MA
   01746                  01760            Illegible-1202

Illegible                                   Amount      Illegible                   Policy No.    Illegible   Illegible   Premium
---------                                   ------      ---------                   ----------    ---------   ---------   -------
Illegible                                               Kemper National Insurance   35X065-5010   03/14/98    03/14/99    1350
                                                        Co.

Limit of Liability                          1,000,000
liability Aggregate Limit                   1,000,000
Retained Limit                                 10,000

Crime                                                   Kemper National Insurance   Illegible     Illegible   Illegible   Illegible
                                                        Co.

Employee Dishonesty   200,000

Bond                                                    Kemper National Insurance   Illegible     Illegible   Illegible   500
                                                        Co.

Illegible                                      50,000

Business Auto                                           The Travellers Insurance    Illegible     Illegible   Illegible   Illegible
                                                        Co.

Liability
   Illegible                                  500,000
   Illegible                                  500,000
   Illegible                                  500,000
      Autos Specified On Schedule
      Hired Autos
      Non-Owned Autos
PTP Deductable                                  8,000
      Autos Specified On Schedule
Medical Payments Illegible                      5,000
      Autos Specified On Schedule
Uninsured Illegible
   Illegible                                   20,000
   Illegible                                   40,000
      Autos Specified On Schedule
Underinsured Motorists
   Illegible                                   20,000
   Illegible                                   40,000
      Autos Specified On Schedule
Physical Damage
Comprehensive
      Autos Specified On Schedule
Collision
      Autos Specified On Schedule

*    See Attached Vehicle Schedule

SUMMARY OF INSURANCE          Prepaired Illegible                         Page 3
For:   Dover Saddlery Inc.    Illegible
       Attn: James Powers     P.O. Box 645
       P.O. Box 5837          10 Union Street
       Holliston, MA          Natick, MA
       01746                  01760            Illegible-1202

Business Auto Vehicle Schedule              Policy No. Illegible

Illegible   Illegible   Illegible     Model     Illegible   Illegible       Illegible   Illegible   Illegible   Illegible
---------   ---------   ---------   ---------   ---------   ---------       ---------   ---------   ---------   ---------
1           90          BMW         5251        Illegible   Sherborn, MA    739100      x           300         Illegible
2           94          Illegible               Illegible   Holliston, MA   739100      x           300         Illegible
3           85          BMW                     Illegible   Dover, MA       739100      x           300         Illegible
4           73          Illegible   Illegible   Illegible   Holliston, MA   502990                  300
5           70          Illegible               Illegible   Holliston, MA   572990                  300
6           Illegible   Illegible   Illegible   Illegible   Dover, MA       681980      x
7           95          GMC         Sierra      Illegible   Holliston, MA   011990      x           300         Illegible

Illegible

                                                               EXHIBIT 3.20(b)II

================================================================================

        MASSACHUSETTS RETAIL MERCHANTS WORKERS' COMPENSATION GROUP, INC.

                                 190 Forbes Road

                                    Suite 237

                             Braintree MA 02184-2513

================================================================================

                                   ENDORSEMENT

CERTIFICATE NUMBER: 133903                                 ENDORSEMENT NUMBER: 1

COVERAGE PERIOD: January 1, 1998 to January 1, 1999

ITEM: 1

    Participant:                                             Administrator:
Dover Saddlery, Inc.                                  First Cardinal Corporation
    P.O. Box 5837                                         1A Pine West Plaza
 Holliston, MA 01746                                        Albany NY 12205
                                                            1(800) 438-0160

          Business form: Corporation                  Agent

Other workplaces not shown above: See Schedule        First Cardinal Corp.

ITEM: 2 Certificate period is from January 1, 1998 to January 1, 1999 12:01 AM standard time at the Participant's mailing address.

ITEM: 3A Workers' Compensation Coverage: Part One of the certificate applies to the Workers' Compensation Law of the states listed here:
           Applicable States: MA

       B Employers' Liability Coverage: Part Two of the certificate applies to work in each state listed in Item: 3A. The limits of our liability under Part 2 are:

              Bodily injury by accident: $100,000 Each accident.
              Bodily Injury by disease: $500,000 Certificate limit. Bodily Injury by disease: $100,000 Each employee.

       C This certificate includes the endorsements listed on the attached endorsement schedule.

ITEM: 4 The fee for this certificate will be determined by our manual of rules, classifications, rates and rating plans. All information required below is subject to verification and change by audit. See attached schedule.

           Minimum fee: $500 Total estimated fee for Coverage Period: $11,695

     PARTICIPANT: DOVER SADDLERY, INC.

                                   ENDORSEMENT

CERTIFICATE NUMBER: 133903                                 ENDORSEMENT NUMBER: 1

COVERAGE PERIOD: January 1, 1998 to January 1, 1999

ADDITIONAL NAMED INSUREDS:   LOCATIONS:
--------------------------   ----------
Dover Saddlery, Inc.         41 Pope Road, Holliston, MA 01746
                             595 Washington Street, Wellesley, MA 02181

SCHEDULE OF OPERATIONS:

  Code                                                   Estimated      Rate Per   Estimated   Effective
Number:   Classification:                             Total Payroll:      $100:       Fee:       Date:
-------   ---------------                            ----------------   --------   ---------   ---------
7380      Drivers, chauffeurs & their helpers, NOC           $  3.210      8.70    $    714       1/1
8017      Store: retail NOC                                  $133.147      1.98    $  2,636       1/1
8018      Store: wholesale NOC                               $188.462      6.79    $ 11,303       1/1
8810      Clerical office employees NOC                      $883.260      0.23    $  1,857       1/1

                                 Total for period:   1/1/98 to 1/1/99              $ 16,510
                     Tentative 20% Rate Deviation:                                  ($3,302)
                             Increased Limits Fee:                                 $      0
                Tentative Experience Modification:                         .890     ($1,453)
                                         A.R.A.P.:                        1.000    $      0
                    Total Modified Fee for period:   1/1/98 to 1/1/99              $ 11,755

                               Total Modified Fee:                                 $ 11,755
                                      Fee Discount                                    ($160)
                        Estimated Certificate Fee:                                 $ 11,595
               Previous Certificate Estimated Fee:                                 $  7,568
                  Additional Fee Due (Return Fee):                                 $  4,027

Note: Payroll data and Fees may reflect pre-rata values if applicabla period is other than one full year.

Reason: amend payrolls based on '97 audit